UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LinnCo, LLC

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LINNCO, LLC

600 Travis, Suite 5100

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 21, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders (Annual Meeting) of LinnCo, LLC, a Delaware limited liability company (LinnCo), which will be held on Tuesday, April 21, 2015, at 11:30 a.m., Central Daylight Time, at the 601 Travis Auditorium, 601 Travis Street, Houston, Texas 77002.

The Annual Meeting will be held for the following purposes:

1.	To elect six directors to the Board of Directors of Linn Energy, LLC, a Delaware limited liability company (LINN), to serve until the 2016 annual meeting of unitholders of LINN;

2.	To ratify the appointment of KPMG LLP as independent public accountant of LINN for the fiscal year ending December 31, 2015;

3.	To ratify the appointment of KPMG LLP as independent public accountant of LinnCo for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting and any reconvened meeting following any adjournments or postponements of the meeting.

LINN has called an annual meeting of its unitholders (i) to elect its directors and (ii) to ratify the selection of KPMG LLP as its independent public accountant for 2015 (collectively, the LINN Pass-Through Proposals). In accordance with Section 11.8(e) of the limited liability company agreement of LinnCo, the Board of Directors of LinnCo is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders the LINN Pass-Through Proposals at the Annual Meeting. In addition, LinnCo is required to provide to LinnCo’s shareholders any information related to the LINN Pass-Through Proposals that was provided to the LINN unitholders. The LINN Board of Directors has unanimously recommended that LINN unitholders vote in favor of the LINN Pass-Through Proposals to be voted on at the LINN annual meeting of unitholders.

Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement. Only shareholders of record at the close of business on February 23, 2015 are entitled to receive notice of and to vote at the Annual Meeting or any reconvened meeting following any adjournments or postponements thereof. A list of our shareholders will be available for examination at the Annual Meeting and at our Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Candice J. Wells Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 10, 2015

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS MEETING TO BE HELD ON APRIL 21, 2015

This Proxy Statement and our 2014 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

LINNCO, LLC

600 Travis, Suite 5100

Houston, Texas 77002

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on April 21, 2015

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of LinnCo, LLC (the LinnCo Board), for use at our 2015 Annual Meeting of Shareholders (Annual Meeting) or at any reconvened meeting after any adjournments or postponements thereof and to submit the LINN Pass-Through Proposals (as defined below) to a vote as required by Section 11.8(e) of the limited liability company agreement, as amended, of LinnCo. The Annual Meeting will be held on April 21, 2015, at 11:30 a.m., Central Daylight Time, at the 601 Travis Auditorium, 601 Travis Street, Houston, Texas 77002. You can obtain directions to the Annual Meeting by calling our Investor Relations line at (281) 840-4110. Only holders of record of shares at the close of business on February 23, 2015 (the Record Date) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof, unless such adjournment or postponement is for more than 30 days, in which event we will set a new record date.

In the sections of this Proxy Statement entitled “LINN Compensation Discussion & Analysis,” “2014 LINN Summary Compensation Table,” “2014 LINN Grants of Plan Based Awards,” “2014 LINN Option Exercises and Units Vested,” “LINN Pension Benefits,” “LINN Non-Qualified Deferred Compensation” and “LINN Potential Payments Upon Termination or Change of Control,” unless the context requires otherwise, the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries. In the other sections of this Proxy Statement, unless the context requires otherwise, the terms “LinnCo,” “the Company,” “our,” “we,” “us” and similar terms refer to LinnCo, LLC.

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the SEC), which allow us to deliver to our shareholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to our proxy materials and annual report.

Accordingly, on or about March 10, 2015, we will begin mailing to our shareholders of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability,” except for shareholders who have indicated their preference to receive a full, printed set of materials for future meetings, to whom we will begin mailing the requested printed materials on such date. The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2014 Annual Report to shareholders on the internet, and will provide instructions on submitting a proxy on the internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the internet at www.proxyvote.com our meeting notice, our Proxy Statement and our 2014 Annual Report to shareholders. In addition, we will also make available at www.proxyvote.com the LINN meeting notice, the LINN proxy statement and the LINN 2014 annual report to shareholders in order to comply with the provisions of Section 11.8(e) of LinnCo’s limited liability company agreement, as amended, related to the Pass-Through Proposals. Any shareholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com;

•	e-mail at sendmaterial@proxyvote.com; or

•	telephone at 1-800-579-1639.

Pursuant to the SEC’s rules, our 2014 Annual Report to shareholders, which includes our audited financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Proposals to be Voted On at Annual Meeting

At our 2015 Annual Meeting, we are asking our shareholders to consider and act upon proposals to ratify the appointment of KPMG LLP as our independent public accountant for the fiscal year ending December 31, 2015. In addition, LINN has called an annual meeting of its unitholders (i) to elect its directors and (ii) to ratify the selection of KPMG LLP as its independent public accountant for 2015 (collectively, the LINN Pass-Through Proposals). In accordance with Section 11.8(e) of the limited liability company agreement of LinnCo (hereinafter, Section 11.8(e)), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders the LINN Pass-Through Proposals at the Annual Meeting. In addition, LinnCo is required to provide to LinnCo’s shareholders any information related to the LINN Pass-Through Proposals that was provided to the LINN unitholders. The LINN Board of Directors (the LINN Board) has unanimously recommended that LINN unitholders vote in favor of the LINN Pass-Through Proposals to be voted on at the LINN annual meeting of unitholders.

Quorum Required

The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding shares is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes, abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) will count as present for purposes of establishing a quorum on the proposals.

How to Vote

If you are a holder of our shares, you are entitled to one vote at the meeting for each share that you held as of the Record Date for each proposal and LINN director nominee. If you do not wish to vote for a particular LINN director nominee, you must clearly identify such nominee on your proxy card. Votes withheld will have the same effect as not voting. A plurality of the votes cast by holders of the LINN units present in person or represented by proxy at the meeting and entitled to vote on the election of LINN directors is required to elect each nominee for director of LINN and we will vote our LINN units in accordance with Section 11.8(e). If shares are held in “street name” (in the name of a broker or by a bank or other nominee) and the broker, bank or other nominee is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of LINN directors. Abstentions and broker non-votes, if any, though counted for purposes of determining a quorum, will not be included in the vote totals and therefore will not have any effect on any proposal. For matters other than the election of directors of LINN, approval will be determined by a majority of those votes cast affirmatively or negatively by members holding outstanding shares or units, as applicable, and entitled to vote on the matter.

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your shares are held in “street name,” you are considered the beneficial owner of these shares and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the shareholder of record, you may not vote these shares in person at the Annual

Meeting unless you obtain a legal proxy from your brokerage firm. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

All shares represented by valid proxies that LinnCo receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted:

1.	“FOR” the election of each of the six nominees for the LINN Board of Directors;

2.	“FOR” the ratification of the selection of KPMG LLP as independent public accountant for LINN for 2015; and

3.	“FOR” the ratification of the selection of KPMG LLP as independent public accountant for LinnCo for 2015.

Outstanding Shares Held on Record Date

As of the Record Date, there were 128,544,174 outstanding shares entitled to vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF LINN’S DIRECTORS

Members of the LINN Board are elected each year at the LINN annual meeting of unitholders. All of the current members of the LINN Board have been nominated to stand for re-election at LINN’s annual meeting of unitholders. Each of the nominees is currently a director of LINN and was previously elected by the unitholders at the 2014 LINN annual meeting of unitholders.

LINN encourages its director nominees to attend its annual meetings of unitholders to provide an opportunity for unitholders to communicate directly with directors about issues affecting LINN. LINN anticipates that all director nominees will attend LINN’s annual meeting of unitholders. In 2014, all of the current directors of LINN attended the annual meeting of unitholders.

In accordance with Section 11.8(e), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders this proposal to instruct us on how to vote our LINN units to elect six directors to the LINN Board to serve until its 2016 annual meeting of unitholders. In addition, LinnCo is required to provide to LinnCo’s shareholders any information related to the LINN Pass-Through Proposals that was provided to the LINN unitholders. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of LINN if so elected. Each nominee who is elected to the LINN Board will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by the LinnCo Board, intend to vote FOR the election of each of the director nominees of LINN unless otherwise instructed by a shareholder in a proxy card. If any of these nominees becomes unable for any reason to stand for election as a director of LINN, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the LINN Board may recommend and propose to replace such nominee or nominees, or the size of the LINN Board may be reduced accordingly; however, the LINN Board is not aware of any circumstances likely to render any nominee unavailable.

Information concerning the six director nominees to the LINN Board is set forth below. Please review the LINN Proxy Statement and the LINN 2014 annual report for further information related to the election of the six director nominees to the LINN Board.

LINN Director Nominees

Name	Age	Position with LINN	Director Since
Mark E. Ellis	58	Chairman, President and Chief Executive Officer	2010
David D. Dunlap	53	Independent Director	2012
Stephen J. Hadden	60	Independent Director	2013
Michael C. Linn	63	Independent Director	2003
Joseph P. McCoy	64	Independent Director	2007
Jeffrey C. Swoveland	60	Independent Director	2006

Mark E. Ellis is the Chairman, President and Chief Executive Officer of LINN and has served in such capacity since December 2011 and has been the Chairman, President and Chief Executive Officer of LinnCo since April 2012. He previously served as President, Chief Executive Officer and Director of LINN from January 2010 to December 2011. From December 2007 to January 2010, Mr. Ellis served as President and Chief Operating Officer of LINN. Mr. Ellis serves on the boards of the Independent Petroleum Association of America (the IPAA), National Petroleum Council (NPC), American Exploration & Production Council, Industry Board of Petroleum

Engineering at Texas A&M University, Houston Museum of Natural Science and The Center for the Performing Arts at The Woodlands. In addition, he is a member of the Society of Petroleum Engineers, Chairman of the Board for The Center for Hearing and Speech, and holds a position as trustee on the Texas A&M University 12th Man Foundation Board of Trustees.

David D. Dunlap was appointed to the LINN Board in May 2012. Mr. Dunlap is an independent director. Mr. Dunlap also served on the LinnCo Board from May 2012 until February 2013. Mr. Dunlap serves on LINN’s Audit, Compensation, Nominating and Governance and Conflicts Committees. Mr. Dunlap is President and Chief Executive Officer and director of Superior Energy Services, Inc. (Superior) positions that he has held since April 2010. Prior to joining Superior, Mr. Dunlap was Executive Vice President and Chief Operating Officer for BJ Services Company (BJ Services). During a twenty-five year career with BJ Services, he served in a variety of engineering, operations and management positions including President of BJ Services’ International Division and Vice President of Division Sales. Mr. Dunlap is a member of the board of directors of the Texas A&M University Petroleum Engineering Industry Board, The John Cooper School Board of Trustees, the Board of Directors of The Cynthia Woods Mitchell Pavilion, the Woodlands Children’s Museum Board of Directors and holds a position as trustee on the Texas A&M University 12th Man Foundation Board of Trustees.

Stephen J. Hadden was appointed to the LINN Board and the LinnCo Board in December 2013. Mr. Hadden is an independent director. Mr. Hadden serves on LINN’s Audit, Compensation and Nominating and Governance Commitees. Previously, Mr. Hadden was a director with Berry Petroleum Company from February 2011 until its acquisition by LINN and served on its audit and corporate governance and nominating committees. Mr. Hadden was appointed to the board of directors and the compensation committee of the board of directors of FMSA Holdings Inc. and the advisory board of Tennenbaum Capital Partners in January 2015. Mr. Hadden has over 30 years of experience in the oil and gas industry, having served in various management roles for Texaco Inc. (now Chevron Corporation). More recently, Mr. Hadden was Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation from July 2004 until March 2009 and served on the following: the advisory board of the Society of Petroleum Engineers, the upstream committee of the American Petroleum Institute, the Allied Arts Board and the Oklahoma City Petroleum Club Board.

Michael C. Linn is our Founder and an independent director of LINN and has served in that capacity since December 2011 and has been a director of LinnCo since April 2012. Prior to that, he was Executive Chairman of the Board since January 2010. He served as Chairman and Chief Executive Officer from December 2007 to January 2010; Chairman, President and Chief Executive Officer from June 2006 to December 2007; and President, Chief Executive Officer and Director of LINN from March 2003 to June 2006. Following his retirement as an officer of LINN, Mr. Linn formed MCL Ventures LLC (MCL Ventures), a private investment vehicle that focuses on purchasing oil and gas royalties as well as non-operated interests in oil and gas wells, subject to the non-competition provisions in his retirement agreement with LINN, and is the President and CEO of MCL Ventures. Mr. Linn also serves on the board of directors of, and is chairman of the compensation committee for, Nabors Industries, Ltd, the board of directors for Black Stone Minerals Company, and the board of directors of Western Refining Logistics GP, LLC, and is non-executive director of Centrica plc and senior advisor for Quantum Energy Partners, LLC. Mr. Linn was previously a lecturer at the C.T. Bauer College of Business at the University of Houston. Mr. Linn currently serves on: the NPC and IPAA – past chairman and board member. He previously served on the following: Natural Gas Supply Association – director; National Gas Council – chairman and director; Independent Oil and Gas Associations of New York, Pennsylvania and West Virginia – chairman and president of each, and is a past Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He was named the 2011 IPAA Chief Roughneck of the Year, inducted into the All American Wildcatters and received The Woodrow Wilson Award for Public Service. Mr. Linn also serves on the following: Texas Children’s Hospital – executive committee, board of trustees, chairman of compensation committee, member of finance committee, chairman of the Promise $475 Million Capital Campaign; M.D. Anderson – board of visitors and development committee; Houston Methodist Hospital – senior cabinet of the President’s Leadership Council; Texas Heart Institute – foundation board; Houston Children’s Charity – advisory board; Museum of Fine Arts Houston – building and grounds committee, long-range planning committee and finance committee; Houston Police Foundation – board of directors; and Jones Graduate School of Business at Rice University – member of the Council of Overseers.

Joseph P. McCoy was appointed to the LINN Board in September 2007 and the LinnCo Board in April 2012. Mr. McCoy is an independent director and serves as Chairman of LINN’s and LinnCo’s Audit Committees and is a member of LINN’s Compensation and Nominating and Governance Committees. Mr. McCoy served as Senior Vice President and Chief Financial Officer of Burlington Resources Inc. (Burlington) from 2005 until 2006 and Vice President and Controller (Chief Accounting Officer) of Burlington from 2001 until 2005. Prior to joining Burlington, Mr. McCoy spent 27 years with Atlantic Richfield and affiliates in a variety of financial positions. Mr. McCoy joined the board of directors of Global Geophysical Services, Inc., where he also serves as chairman of its audit committee, and Scientific Drilling International, Inc. during 2011 and served as a member of the board of directors of Rancher Energy, Inc. and BPI Energy Corp. from 2007 to 2009. Since 2006, other than his service on the LINN and LinnCo Boards and the other boards identified above, Mr. McCoy has been retired.

Jeffrey C. Swoveland was appointed to the LINN Board in January 2006. Mr. Swoveland is an independent director. Mr. Swoveland also served on the LinnCo Board from April 2012 until February 2013. Mr. Swoveland is the Chairman of LINN’s Compensation Committee and serves on LINN’s Audit, Nominating and Governance and Conflicts Committees. Mr. Swoveland is active in advising and investing in technology startups. From June 2009 through February 2014, Mr. Swoveland served as the Chief Executive Officer of ReGear Life Sciences (formerly known as Coventina Healthcare Enterprises), a medical device company that develops and markets products which reduce pain and increase the rate of healing through therapeutic, deep tissue heating. From May 2006 to June 2009, Mr. Swoveland served as Chief Operating Officer of ReGear Life Sciences. From 2000 to 2006, he served as Chief Financial Officer of BodyMedia, a life-science and bioinformatics company. From 1994 to 2000, he served as Director of Finance, Vice President Finance & Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., a diversified natural gas company. Mr. Swoveland is also chairman of the board of directors of PDC Energy, Inc.

Qualifications of Director Nominees

In making its recommendation to nominate the current directors for re-election, the Nominating and Governance Committee of the LINN Board (the LINN Nominating Committee) determined that each of Mark E. Ellis, David D. Dunlap, Stephen J. Hadden, Michael C. Linn, Joseph P. McCoy and Jeffrey C. Swoveland, possess the following qualifications:

1.	personal and professional integrity and high ethical standards;

2.	good business judgment;

3.	an excellent reputation in the industry in which the nominee or director is or has been primarily employed;

4.	a sophisticated understanding of our business or similar businesses;

5.	curiosity and a willingness to ask probing questions of management;

6.	the ability and willingness to work cooperatively with other members of the LINN Board and with LINN’s Chairman, President and Chief Executive Officer and LINN’s other members of senior management; and

7.	the ability and willingness to support LINN with preparation for, attendance at and participation in LINN Board meetings.

The LINN Nominating Committee further found that each of the nominees possesses the following experience, qualifications, attributes and skills that, combined with those qualifications identified above, led the LINN Nominating Committee to conclude that such nominee should serve as a member of the LINN Board:

1.	Mark E. Ellis

•	As current President and CEO of LINN, is well suited to inform the LINN Board of significant strategic matters and to lead the LINN Board as Chairman.

•	Brings over 35 years of experience in the oil and natural gas industry, including membership in the NPC and the Society of Petroleum Engineers.

•	As an engineer, brings technical expertise.

2.	David D. Dunlap

•	As current President, CEO and director of Superior, brings significant knowledge of public company governance and process.

•	Brings significant experience in the oil and gas industry, including current position at Superior and prior service as Executive Vice President and Chief Operating Officer for BJ Services.

•	Brings over 29 years of experience in the well services business.

3.	Stephen J. Hadden

•	As former Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation, brings significant knowledge of the business of LINN.

•	Brings significant experience in the oil and gas industry, including 30 years prior service with Texaco Inc. (now Chevron Corporation) and Devon Energy Corporation.

•	As a former board member and member of the audit and corporate governance and nominating committees of Berry Petroleum Company and current board member and member of the compensation committee of FMSA Holdings Inc., brings experience serving on public company boards.

4.	Michael C. Linn:

•	As founder of LINN, brings historical knowledge and strategic experience and is well suited to serve as a link between the LINN Board and management.

•	Brings significant experience in the oil and gas industry, including service on the NPC and as past chairman and board member of the IPAA.

•	As an attorney, brings legal expertise.

5.	Joseph P. McCoy

•	As former Chief Financial Officer of Burlington, brings significant knowledge of the business of LINN.

•	As former director of Rancher Energy, Inc. and BPI Energy Corp. and current director of Global Geophysical Services, Inc., brings experience serving on public company boards.

•	As former Chief Financial Officer and Chief Accounting Officer of Burlington, brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

6.	Jeffrey C. Swoveland

•	As former Vice President Finance & Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

•	Brings expertise and experience in banking, including credit/financial analysis.

•	As chairman and former chairman of the audit committee and compensation committee of PDC Energy, Inc., brings experience serving on public company boards and as compensation committee chairman.

Required Vote

LINN’s limited liability company agreement provides for “plurality voting” in the election of directors, and directors will be elected by a plurality of the votes cast for a particular position. Each outstanding unit, including our units, shall be entitled to one vote on all matters submitted to members for approval and in the election of directors.

With respect to the LINN annual meeting of unitholders, there are six nominees and six available board seats. Each properly executed proxy received in time for the LINN annual meeting of unitholders will be voted as specified therein. The six nominees receiving the most votes cast at the LINN annual meeting of unitholders will be elected to the LINN Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR OF LINN.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT OF LINN

The Audit Committee of the LINN Board (the LINN Audit Committee) has selected KPMG LLP to continue as LINN’s independent public accountant for 2015. KPMG LLP has served as LINN’s independent public accountant since 2005. The LINN Audit Committee has determined to submit KPMG LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of KPMG LLP as LINN’s independent public accountant is not required by LINN’s limited liability company agreement or otherwise. LINN is submitting the selection of KPMG LLP to unitholders for ratification as a matter of good corporate practice. If this selection of independent public accountant is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the LINN annual meeting of unitholders, the LINN Audit Committee will reconsider its selection of independent public accountant. LINN has been advised that no member of KPMG LLP has any direct or material indirect financial interest in LINN or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee of LINN. A representative of KPMG LLP will attend the LINN annual meeting of unitholders. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

In accordance with Section 11.8(e), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders this proposal at the Annual Meeting to instruct us on how to vote on such proposal. Please review the LINN Proxy Statement and the LINN 2014 annual report for more information.

Audit Fees

The fees for professional services rendered by KPMG LLP for the audit of LINN’s annual consolidated financial statements for the years ended December 31, 2013 and 2014, and the reviews of the financial statements included in any of LINN’s Quarterly Reports on Forms 10-Q for each of those years were approximately $1,700,000 and $1,728,000, respectively. In addition, in connection with LINN’s subsidiary Berry Petroleum Company, LLC (Berry), LINN incurred audit fees to KPMG LLP of $450,000 and $775,000 for the years ended December 31, 2013 and 2014, respectively.

Audit-Related Fees

KPMG LLP also received fees for services in connection with LINN’s senior notes offerings and equity offerings in 2013 and 2014. These fees totaled approximately $225,000 and $1,115,000 for the years ended December 31, 2013 and 2014, respectively.

Tax Fees

KPMG LLP received fees for services related to a transfer pricing project for LINN totaling approximately $40,000 for the year ended December 31, 2013. LINN incurred no fees for the year ended December 31, 2014 for tax-related services provided by KPMG  LLP.

All Other Fees

LINN incurred no other fees for the years ended December 31, 2013 and 2014 for any other services provided by KPMG LLP.

Audit Committee Approval of Audit and Non-Audit Services

The LINN Audit Committee pre-approves all audit and non-audit services to be provided to LINN by LINN’s independent public accountant in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the LINN Audit Committee for pre-approval. All of the services covered under the caption “Audit-Related Fees” were approved by the LINN Audit Committee and none were provided under the de minimis exception of Section 10A of the Exchange Act.

Required Vote

Under LINN’s limited liability company agreement, unitholder ratification of KPMG LLP as LINN’s independent public accountant for 2015 is not required. However, in the event LINN elects to submit such ratification for unitholder approval, as LINN has done, this approval would require the affirmative vote of a majority of the votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS LINN’S INDEPENDENT PUBLIC ACCOUNTANT FOR 2015.

In the event of a negative vote on such ratification, the LINN Audit Committee will reconsider its selection. Even if the selection is ratified, the LINN Audit Committee in its discretion may direct the appointment of a different independent public accountant at any time during the year if the LINN Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

MANAGEMENT OF LINNCO

LINN owns LinnCo’s sole voting share and is entitled to elect the entire LinnCo Board.

All of LinnCo’s officers are also officers of LINN. Four of the directors of LINN serve on the LinnCo Board. As of the date of this Proxy Statement, the LinnCo Board consists of Mark E. Ellis, Stephen J. Hadden, Terrence S. Jacobs, Michael C. Linn, Joseph P. McCoy and Linda M. Stephens. LinnCo’s common shareholders are able to indirectly vote on matters on which LINN unitholders are entitled to vote. LinnCo’s shareholders are not entitled to vote to elect LinnCo’s directors. Under the NASDAQ’s listing rules, LinnCo is considered a “controlled company” such that the LinnCo Board is exempt from the requirement that it have a majority of independent directors meeting the NASDAQ’s independence standards. In addition, because it relies on the “controlled company” exemption, LinnCo does not have a compensation committee or a nominating and corporate governance committee. LinnCo is, however, required to have an audit committee of the board of directors composed entirely of independent directors. The LinnCo Board is composed of six directors, including four independent directors constituting the LinnCo Audit Committee.

The following table sets forth specific information for LinnCo’s directors. All of LinnCo’s directors are elected annually by, and may be removed by, LINN as the owner of LinnCo’s sole voting share.

Name	Age	Position with LinnCo
Mark E. Ellis	58	Chairman, President and Chief Executive Officer
Stephen J. Hadden	60	Independent Director
Terrence S. Jacobs	71	Independent Director
Michael C. Linn	63	Independent Director
Joseph P. McCoy	64	Independent Director
Linda M. Stephens	65	Independent Director

The biographies of Messrs. Ellis, Hadden, Linn and McCoy are stated above in “Proposal One: Election of LINN’s Directors.”

Terrence S. Jacobs was appointed to the LinnCo Board in May 2012. Mr. Jacobs is an independent director, is the LinnCo lead director, and serves on the LinnCo Audit Committee and the LinnCo Conflicts Committee. Prior to his resignation in February 2013, Mr. Jacobs served on the LINN Board since January 2006. Since 1995, Mr. Jacobs has served as Chairman, President and CEO of Penneco Oil Company, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Pennsylvania, West Virginia, Illinois and Wyoming. Mr. Jacobs currently serves on the boards of directors of Penneco Oil Company and affiliates, CMS Mid-Atlantic, Inc., the Pennsylvania Independent Oil and Gas Association and Duquesne University. Mr. Jacobs served as President of the Independent Oil and Gas Association of Pennsylvania from 1999 to 2001 and from 2003 to 2005 and has served as a director of the IPAA for the states of Delaware, Maryland, Pennsylvania and New York – West from 2000-2006. From 2006 to 2013, he was Chairman of the IPAA Tax Committee. He is a member of the NPC. Mr. Jacobs was licensed to practice as a Certified Public Accountant, in Pennsylvania, from 1968 to 2013.

Linda M. Stephens was appointed to the LinnCo Board in February 2013. Ms. Stephens is an independent director and serves on LinnCo’s Audit Committee and Conflicts Committee. Ms. Stephens served on the LINN Board for the month of February 2013. From August 1989 to April 2009, Ms. Stephens held various positions with Royal Bank of Canada/RBC Capital Markets culminating with her position as Managing Director, Head U.S. Energy, Corporate Banking. Since 2009, Ms. Stephens has been retired.

CORPORATE GOVERNANCE

Director Independence

Under the NASDAQ’s listing rules, LinnCo is considered a “controlled company” such that the LinnCo Board is exempt from the requirement that it have a majority of independent directors meeting the NASDAQ’s independence standards. LinnCo is, however, required to have an audit committee of the board of directors composed entirely of independent directors. The LinnCo Audit Committee is currently comprised of four directors: Mr. McCoy (Chairman), Mr. Hadden, Mr. Jacobs and Ms. Stephens. Each member of the LinnCo Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules.

Governance Guidelines and Codes of Ethics

The LinnCo Board has adopted the Corporate Governance Guidelines applicable to LINN to assist it in the exercise of its responsibility to provide effective governance over LinnCo’s affairs for the benefit of its shareholders. In addition, LinnCo has adopted LINN’s Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all LinnCo employees, as well as LinnCo’s directors. LinnCo has also adopted LINN’s code of ethics which applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller. All of these documents are available on LinnCo’s website, www.linnco.com, and will be provided free of charge to any shareholder requesting a copy by writing to LinnCo’s Corporate Secretary, LinnCo, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. If any substantive amendments are made to the Code of Ethics for LinnCo’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller or if LinnCo grants any waiver, including any implicit waiver, from a provision of such code, LinnCo will disclose the nature of such amendment or waiver within four business days on its website. The information on LinnCo’s website is not, and shall not be deemed to be, a part of this Proxy Statement.

The LinnCo Board has a standing audit committee. The LinnCo Audit Committee assists the LinnCo Board in its general oversight of its financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of LinnCo’s independent public accountant. During 2014, the LinnCo Audit Committee held seven meetings. The LinnCo Audit Committee is currently comprised of four directors: Mr. McCoy (Chairman), Mr. Hadden, Mr. Jacobs and Ms. Stephens. Each member of the LinnCo Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules, and is financially literate. Mr. McCoy has been designated the “audit committee financial expert.” Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McCoy’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. McCoy any duties, obligations or liability that are greater than are generally imposed on him as a member of the LinnCo Audit Committee and the LinnCo Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the LinnCo Audit Committee or the LinnCo Board.

LinnCo’s Audit Committee also annually reviews related party transactions and other specific matters that the LinnCo’s Board believes may involve conflicts of interest. The LinnCo Audit Committee determines if the related party transaction or resolution of the conflict of interest is in the best interest of LinnCo. In accordance with LinnCo’s limited liability company agreement, any conflict of interest matters approved by the LinnCo Audit Committee will be conclusively deemed to be fair and reasonable to LinnCo and approved by all of its shareholders. The report of our Audit Committee appears under the heading “Report of the Audit Committee” on page 13 of this Proxy Statement.

The LinnCo Board has adopted a written charter for the LinnCo Audit Committee, which sets forth the LinnCo Audit Committee’s purposes, responsibilities and authority. The LinnCo Audit Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications. This committee charter is available on LinnCo’s website at www.linnco.com. You may also contact Candice Wells, LinnCo’s Corporate Secretary at LinnCo, LLC, 600 Travis, Suite 5100, Houston, Texas 77002, to request a paper copy free of charge.

LinnCo’s Executive Compensation

LinnCo’s executive officers are also executive officers of, and employed directly by, LINN. LINN makes compensation decisions for, and pays compensation directly to, such individuals, and they do not receive additional compensation from LinnCo. As such, LinnCo has not paid or accrued any obligations with respect to compensation or benefits for its executive officers or employees. LinnCo does not expect to pay any salaries, bonuses or equity awards to such executive officers or employees.

Report of the Audit Committee

The LinnCo Audit Committee oversees our financial reporting process on behalf of the LinnCo Board. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2014, the Audit Committee reviewed and discussed the financial statements of LinnCo, LLC and the quality of financial reporting with management and the independent public accountant. In addition, it discussed with the independent public accountant the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) on August 15, 2012. The Audit Committee also discussed with the independent public accountant its independence from LinnCo, LLC and received from the independent public accountant the written disclosures and the letter from the independent public accountant complying with the applicable requirements of the PCAOB regarding the independent public accountant’s communications with the Audit Committee concerning independence. The LinnCo Audit Committee determined that the non-audit services provided to LinnCo, LLC by the independent public accountant (discussed below under “Proposal Three: Ratification of LinnCo’s Independent Public Accountant”) are compatible with maintaining the independence of the independent public accountant.

Based on the reviews and discussions described above, the LinnCo Audit Committee recommended to the LinnCo Board that the financial statements of LinnCo, LLC be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted By:

Audit Committee

Joseph P. McCoy, Chair

Stephen J. Hadden

Terrence S. Jacobs

Linda M. Stephens

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

LINN COMPENSATION DISCUSSION & ANALYSIS

In this section, the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries and references to the “Committee” or the “Compensation Committee” refer to LINN’s compensation committee of the LINN Board.

2014 Highlights and Executive Summary

Pay for performance is a fundamental tenet of our compensation philosophy. We believe that sustainable performance is what ultimately drives unitholder value and that designing a compensation plan that closely aligns the interests of Named Officers (defined below) and unitholders is critical. As a result, a substantial portion of our Named Officers’ total compensation is tied to our performance and delivered as incentive compensation, with a relatively small portion of the total delivered as fixed base salary. We deliver incentive compensation through our cash – based Employee Incentive Compensation Program (EICP) and our equity – based Long Term Incentive Plan (LTIP), both of which are explained further in “LINN Compensation Discussion & Analysis – 2014 Executive Compensation Components” beginning on page 21.

The Committee, with the assistance of the Company’s management and the Committee’s independent consultant, oversees, approves and assesses the effectiveness of our compensation program in relation to our compensation philosophy and the market for executive talent. The table below describes each of the elements of our executive compensation program and its link to our compensation objectives.

Compensation Element	Attract and retain talented executives	Align with unitholder interests	Provide total compensation tied to individual performance	Provide performance –based compensation that is balanced between short and long-term results	Encourage long-term commitment; maintain forfeitable balances
Base Salary	✓		✓
Employee Incentive Compensation Program (EICP)	✓	✓		✓
Long Term Incentive Plan (LTIP)	✓	✓	✓	✓	✓
Benefits, Perquisites and other Compensation (including Severance and Change of Control Arrangements)	✓

As discussed in more detail below in “LINN Compensation Discussion & Analysis – Our Executive Compensation Program” beginning on page 19, the Compensation Committee believes in setting challenging annual goals that focus our Named Officers on the measures of company performance that create short and long-term value for you as a unitholder.

2014 was a transformative year for the Company. We executed a new strategic plan focused on reducing base decline and capital intensity and striving to live within internally generated cash flow going forward. We met substantially all of the goals we set at the beginning of 2014, despite some significant challenges, including the dramatic decline in commodity prices in late 2014 and the resulting decline in our unit price. The following are highlights:

•	We acquired approximately $3.9 billion and sold approximately $3.6 billion of properties in 2014, lowering our capital intensity and our overall base decline rate from 27% to 15%; we accomplished these through innovative arrangements including like-kind exchanges and property trades;

•	We demonstrated the willingness to reduce our distribution when necessary to further the goal of striving to live within internally generated cash flow in the future and maintaining the strength of our distribution;

•	We improved our liquidity position by extending the maturity of LINN’s credit facility and issuing $1.1 billion in senior notes;

•	We executed a $1.5 billion capital program resulting in approximately 3-4% organic growth in 2014;

•	We resolved all shareholder lawsuits related to the Berry transaction and related events and in early 2015, the SEC notified us it has closed its informal inquiry of LINN and recommended no enforcement action; and

•	We developed relationships with numerous financial partners and explored a variety of innovative joint venture structures to accelerate our ability to develop and acquire properties during a time of challenging commodity prices.

The Committee’s primary compensation considerations for 2014 were as follows:

•	We met our operational and distribution funding goals for the year. These goals included actual production volumes, total cash costs (including lease operating expenses and general and administrative expenses), cash costs on a per Mcfe basis, cash flow per unit and Distribution Coverage Ratio. These metrics and goals are discussed further beginning on page 22;

•	Despite our success in transforming the Company through a variety of innovative strategies, we had a materially negative total unitholder return in 2014 due primarily to a rapid decrease in our unit price in late 2014 as a result of the dramatic decline in commodity prices in late 2014;

•	The Committee considered the results of the Company’s 2014 “say-on-pay” vote and clarified certain of its practices and expectations (see chart below);

•	The Committee remained focused on continuing and enhancing its performance-oriented pay philosophy to reflect demonstrated performance in both EICP and LTIP awards, including grants of performance units in January 2015, as described below in “LINN Compensation Discussion & Analysis – 2014 Executive Compensation Components” beginning on page 21; and

•	The Committee approved EICP awards at 115% of target for 2014 for our performance against our goals for operations, ability to pay and strategic pathways while accounting for our unitholder return (a detailed explanation of the Committee’s method for determining this percentage is further discussed on page 26).

Response to 2014 “Say on Pay” Vote

Although we received greater than a majority of units cast “for” our named executive officer compensation (75%) at our 2014 Annual Meeting of Unitholders, the Committee sought information on how to improve the results. Throughout 2014, we reviewed the analysis provided by each of the proxy advisory firms and considered feedback from our unitholders. The Committee determined that it needed to provide unitholders additional clarity in this disclosure around certain of its compensation practices and decisions; these include:

•	The chart labeled “Key Features of our Executive Compensation Program” on page 16, which identifies existing compensation practices and certain new policies that highlight the Committee’s performance-oriented approach to governance;

•	The expanded disclosure of our Employee Incentive Compensation Program on pages 22-26, which provides a more detailed explanation of how the Committee determined the Company score and associated EICP award for 2014;

•	We added performance awards in 2014, which make up approximately 25% of our Named Executive Officers (NEOs) LTIP awards and the payout of which is tied to our total unitholder return versus a group of peer master limited partnerships. The Performance Unit Awards section beginning on page 27 adds disclosure regarding the peer companies used and the multiplier for performance units; and

•	The Termination Arrangements and Change of Control Provisions section on page 31, which explains that we have eliminated the use of employment contracts for new executive officers and eliminated excise tax gross-ups for future executive officers.

We will have our next advisory vote on our executive compensation program at our 2017 Annual Meeting of Unitholders.

Key Features of our Executive Compensation Program

Our Executive Compensation Practices (What We Do)

YES	Pay for Performance – Our executives’ total compensation is heavily weighted toward performance-based pay. Our Employee Incentive Compensation Program is based on performance against key financial and operational metrics. The ultimate value delivered by our LTIP is tied to both absolute and relative unitholder return performance. EICP awards and performance unit awards are capped at 200% of cash and unit targets, respectively.

YES	Utilize a Quantitative Process for Cash Awards – The Committee establishes Company performance measures and goals at the beginning of the performance year that are assigned weightings. In considering EICP awards for the year, the Committee scores the Company’s performance on each measure as part of arriving at an overall score that determines the amount of any EICP awards.

YES

Executive Ownership Guidelines – We have adopted stock ownership guidelines for our senior executives and directors with good corporate governance practices. The requirements are:

•    Chairman, President and Chief Executive Officer: 5 times base salary;

•    Executive Vice Presidents: 4 times base salary;

•    Senior Vice Presidents: 3 times base salary;

•    Non-employee directors: 3 times their annual cash retainer.

YES	External Benchmarking – Our Compensation Committee reviews competitive compensation data based on an appropriate group of exploration and production corporations prior to making annual compensation decisions.

YES	Double-Trigger Severance – Upon a change of control, our employment agreements with our CEO, CFO, COO and CAO and our Change of Control Plan confer cash severance benefits only if the employee is actually or constructively terminated during the applicable period.

YES	Independent Compensation Consultant – The Compensation Committee has engaged an independent executive compensation advisor who reports directly to the Compensation Committee and provides no other services to the Company.

YES	Regular Review of Unit Utilization – We evaluate unit utilization by reviewing overhang levels (dilutive impact of equity compensation on our unitholders) and annual run rate (the aggregate units awarded each year as a percentage of total outstanding units).

Executive Compensation Practices We Have Not Implemented (What We Do Not Do)

NO	New Golden Parachute Excise Tax Gross-Ups – We will not offer new excise tax gross-up benefits to future officers.

NO	Repricing – Our LTIP does not permit the repricing of underwater stock options.

NO	Hedging, Pledging or Derivative Trading of LINE or LNCO Securities – These practices are strictly prohibited for all officers, directors and employees of the Company.

NO	Excessive Perquisites – We offer limited perquisites to our NEOs, consistent with the perquisites offered by our peer companies, which are intended primarily to offset the cost of tax preparation, financial planning and related expenses.

NO	Egregious Employment Agreements – The Company has not entered into contracts containing multi-year guarantees for salary increase or non-performance-based bonus or equity compensation. We have also eliminated the use of employment contracts for new executive officers.

NO	Separate Employment Agreements for Incoming Executives – The Company has not entered into separate employment or change of control agreements with new executive officers. Such executives are subject to the Company’s Change of Control Plan adopted in 2009.

Executive Compensation Overview

We use traditional compensation elements of base salary, annual cash incentives, long-term equity based incentives, and employee benefits to deliver competitive compensation. Our executive compensation programs are administered by an independent compensation committee, with assistance from an independent consultant. We generally target the median of our peer group for total compensation, while providing the Named Officers with an opportunity to earn higher levels of incentive pay based on company performance. In 2014, we promoted David Rottino to Executive Vice President, Business Development and Chief Accounting Officer and Jamin McNeil to Senior Vice President – Houston Division Operations. Our “Named Officers” for 2014 discussed below are:

•	Mark E. Ellis, our Chairman, President and Chief Executive Officer;

•	Kolja Rockov, our Executive Vice President and Chief Financial Officer;

•	Arden L. Walker, Jr., our Executive Vice President and Chief Operating Officer;

•	David B. Rottino, our Executive Vice President, Business Development and Chief Accounting Officer; and

•	Jamin B. McNeil, our Senior Vice President – Houston Division Operations.

The sections below address the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation philosophy and policies regarding executive compensation; and

•	our compensation decisions with respect to our Named Officers.

The Compensation Committee

The Compensation Committee of the LINN Board has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The fundamental responsibilities of the Committee are to: (i) establish the goals, objectives and policies relevant to the compensation of our senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) approve and administer our incentive compensation plans, (iii) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and our performance and (iv) review our disclosure relating to compensation. The Committee also has responsibility for evaluating compensation paid to our non-employee directors.

The Compensation Setting Process

Compensation Committee Meetings. Our Compensation Committee holds regular quarterly meetings each year, which coincide with our quarterly LINN Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our Corporate Secretary to establish each meeting agenda.

At the regular first quarter meeting, the Committee:

•	considers and approves changes in base salary and EICP targets for the upcoming year;

•	reviews actual results compared to the pre-established performance measures for the previous year to determine 1) annual cash incentive awards for our executive officers under our EICP and 2) the Company score used to determine the Company portion of EICP awards for our employees;

•	grants equity awards under our LTIP based on past Company performance and forward-looking retention and establishes performance metrics and the appropriate peer group for our performance-based LTIP awards;

•	approves the performance measures under our EICP for the upcoming year, which may include both quantitative financial and operational measures and qualitative performance measures intended to focus on and reward activities that create unitholder value;

•	evaluates the compensation paid to our non-employee directors and, to the extent it deems appropriate, approves any adjustments; and

•	evaluates and reviews the summary results of the LINN Board’s written evaluations of our Chief Executive Officer, as well as the Chief Executive Officer’s self-evaluation.

The Committee receives updates periodically on our progress toward the goals set at the beginning of the year. At a special meeting of the Committee held in October, the Committee reviews and discusses a compensation analysis prepared by its independent compensation consultant (please see “Role of Compensation Consultant” below) and begins discussions on compensation for the succeeding calendar year.

The Committee meets in an executive session to consider appropriate compensation for our Chairman, President and Chief Executive Officer. With respect to compensation for all other Named Officers, the Committee generally meets with our Chairman, President and Chief Executive Officer outside the presence of all our other executive officers. When individual compensation decisions are not being considered, the Committee typically meets in the presence of our Chairman, President and Chief Executive Officer, our Senior Vice President of Corporate Services and our General Counsel and Corporate Secretary. Depending upon the agenda for a particular meeting, the Committee may also invite other officers, the Company’s compensation consultant and a representative of the Committee’s compensation consultant to participate in Committee meetings. The Committee also regularly meets in executive session without management to discuss other matters.

Role of Compensation Consultant. The Committee’s Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee, and all assignments are directed by the Committee Chairman. For 2014, the Committee engaged Meridian Compensation Partners, LLC (Meridian) to assist the Committee in assessing and determining competitive compensation packages for our executive officers. Meridian did no other work for the Company in 2014. Prior to Meridian providing any services in 2014, the Committee assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

In this capacity, Meridian, at the Committee’s request and under the direction of the Committee Chairman, provides input on our compensation program and structure generally and makes recommendations on the program design. Meridian also assembled information regarding comparable executive positions among independent oil and natural gas producers. Meridian’s data for 2014 was based primarily on survey sources, and to a lesser extent on data compiled from the public filings of a peer group of various companies.

Compensation Benchmarking Peer Group. The chart below identifies the members of our 2013 and 2014 compensation benchmarking peer groups. Selection of an appropriate peer group is challenging for the Company due to its size and unique structure. While LINN competes with other upstream master limited partnerships for investors, these companies are significantly smaller in size and are not necessarily appropriate as a peer for compensation purposes. The Committee instead focuses on similarly situated upstream oil and gas producers as the Company’s indicative labor market for talent, thus as compensation benchmarking peers. In selecting companies within that industry sector the Committee considers each company’s market capitalization, asset size, asset mix and revenues but focuses primarily on enterprise value to establish comparable scope. For 2013, due to the significant increase in the enterprise value of the Company, the Committee revised the peer group for compensation benchmarking. When the Committee reviewed the compensation benchmarking peer group for 2014, the Company remained situated around the median of peers in size and scope, thus the Committee made no changes to the compensation benchmarking peer group in 2014.

Compensation Benchmarking Peer Group
Cabot Oil & Gas Corporation
Concho Resources Inc.
Continental Resources, Inc.
Denbury Resources Inc.
Devon Energy Corporation
Encana Corporation
EOG Resources, Inc.
Marathon Oil Corporation
Newfield Exploration Company
Noble Energy, Inc.
Pioneer Natural Resources Company
QEP Resources, Inc.
Range Resources Corporation
Southwestern Energy Company
Talisman Energy Inc.

The Committee uses a different peer group for purposes of evaluating the Company’s relative total unitholder return under the performance – based portion of our LTIP. See page 28 for a description of these peers.

The Company also employs an individual as a consultant to support us in managing our executive compensation process. Our consultant did not provide any other services to us in 2014.

Role of Executive Officers. Except with respect to his own compensation, our Chairman, President and Chief Executive Officer, with assistance from the Company’s consultant, plays an important role in the Committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:

•	evaluating performance;

•	recommending EICP award targets and quantitative and qualitative performance measures under our EICP;

•	recommending base salary levels, actual EICP awards and LTIP awards; and

•	advising the Committee with respect to achievement of performance measures under the EICP.

Our Executive Compensation Program

Compensation Objectives. Our executive compensation program is intended to align executive officer interests with unitholder interests by motivating our executive officers to achieve strong financial and operating results and ultimately grow our Company. We believe that profitable growth, both organically and through acquisitions, drives our ability to maintain the strength of unitholder distributions. The Company aligns these interests primarily through our EICP and LTIP programs. These programs achieve the following objectives:

•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is supported by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of our executive officers to the Company and to unitholders’ long-term interests.

Compensation Strategy. Our total direct compensation program serves to attract, motivate and retain executives who have the character, industry experience and professional accomplishments required to grow and develop the Company. We seek to align executive compensation with unitholder interests by placing a significant portion of total direct compensation “at risk.”

“At risk” means the executive officer will not realize full value unless:

•	for EICP awards, performance goals are achieved, approximately 65% of which are directly tied to the Company’s quantitative performance targets and 35% if which are associated with the achievement of our strategic pathways;

•	for restricted unit awards under our LTIP, we maintain or increase both our unit price and per unit distribution; and

•	for performance unit awards under our LTIP, we achieve at least a median ranking among our performance peers in total unitholder returns.

To appropriately incentivize our executive officers to take a long-term view, unit-based awards under our LTIP are the largest component of our “at risk” compensation, as described in the following chart:

Our executive compensation program consists of three principal elements: (i) base salary, (ii) cash incentive opportunities under the EICP based upon the achievement of specific Company performance objectives, and (iii) unit-based awards under the LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders.

To ensure that our total compensation package is competitive, Meridian develops an assessment of industry compensation levels through both an analysis of survey data and information disclosed in compensation benchmarking peer companies’ public filings. While the Committee considers this data when assessing the reasonableness of our executive officers’ total compensation, it also considers a number of other factors including:

•	historical compensation levels;

•	the specific role the executive plays within our company;

•	the individual performance of the executive; and

•	the relative compensation levels among our executive officers.

There is no pre-established policy or target for the Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and short-term compensation in the form of base salary and EICP awards. The allocation is at the discretion of the Committee and generally is based upon an analysis of how our peer companies use long-term and short-term compensation to compensate their executive officers. Each year the Committee reviews this peer company data when setting EICP targets and LTIP awards for that year but also considers other factors when granting LTIP awards, including Company performance and the individual Named Officer’s performance.

2014 Executive Compensation Components

For 2014, the principal components of compensation for Named Officers were:

•	Short term compensation:

•	base salary

•	employee incentive compensation plan

•	Long-term equity compensation in the form of restricted units and performance units

•	Other benefits

Short Term Compensation

Base Salary

We provide Named Officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities. Each of our Named Officers, other than Mr. McNeil, has an employment agreement that provides for a minimum level of base salary and upward adjustments at the discretion of the LINN Board. For a summary of the material terms of the Named Officers’ employment agreements, please see “Narrative Disclosure to the 2014 LINN Summary Compensation Table.”

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibilities. During its review of base salaries for executive officers, the Committee primarily considers:

•	survey and published peer data provided by the Committee’s independent compensation consultant;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	recommendations by our Chairman, President and Chief Executive Officer (on executives other than himself).

For 2014, after reviewing peer data and considering the other factors mentioned above under “Compensation Strategy,” the Committee increased the base salary of each of our Named Officers to maintain base salary around the median of our peers (see “2014 LINN Summary Compensation Table” on page 33 for further information). For 2015, in connection with a Company-wide cost cutting initiative resulting from the dramatic decline in commodity prices, the Committee determined not to raise base salary for any of our Named Officers.

Employee Incentive Compensation Program

EICP Award Targets

Our EICP is an annual cash incentive program which provides guidelines for the calculation of annual cash incentive based compensation. The EICP program is intended to focus on and reward achievement of near term financial, operating and strategic priorities that we believe drive long-term value for unitholders. The Committee reviews peer data and internal parity in setting EICP award targets and for 2014 set EICP award targets for each Named Officer as a percentage of base salary. Actual awards can range up to a maximum of 200% of target depending on Company and individual performance.

EICP award targets for our Named Officers in 2014 were set as follows:

Named Officer	% of Base Salary
Mark E. Ellis	115%
Kolja Rockov	90%
Arden L. Walker, Jr.	90%
David B. Rottino	90%
Jamin B. McNeil	75%

Mr. Ellis’s EICP target was increased from 100% to 115% in 2014 to maintain his total cash compensation opportunity around the median of peer company CEOs. Mr. Rottino’s EICP target was increased in 2014 from 80% to 90% to reflect his promotion to Executive Vice President. In 2015, the Committee elected to keep EICP targets consistent with 2014.

Performance Measures

In early 2014, the Committee established 1) targets for quantitative performance measures based on our 2014 budget targets and budget ranges (other than unitholder return) and 2) qualitative strategic pathways designed to align with our strategy and future vision for the Company. To ensure the right level of focus on the quantitative performance measures, the Committee decided to weight the quantitative measures at 65% and the qualitative measures at 35% in the determination of the total EICP payout.

To provide the Committee the flexibility it needs to adjust for and react to macroeconomic events, such as dramatic changes in commodity prices or volatile capital markets, or to consider Company performance not otherwise reflected in the pre-established performance measures, the Committee prefers not to rely on a purely formulaic approach based on pre-established thresholds resulting in automatic payouts. No payment level is guaranteed and the payment level can never exceed 200% of target. The Committee retains some discretion to determine awards as it thinks appropriate given all the circumstances at the time of award. See “Actual Results” below for the specific 2014 quantitative performance measures and budget targets and the qualitative strategic pathways. To determine the EICP payout levels for 2014, the Committee reviewed 1) the Company’s performance on the quantitative performance measures described below, and 2) the Company’s progress on and achievement of the qualitative strategic pathways.

Quantitative Performance Measures

For 2014, 65% percent of each Named Officer’s EICP award opportunity was based on the Company’s performance with respect to the following measures set at the beginning of 2014:

a)	Operations – measured by actual production volumes, total cash costs (including lease operating expenses and general and administrative expenses) and total cash costs on a per Mcfe basis, each as compared to our 2014 budget, as revised;

b)	Ability to Pay Distribution – measured by:

1.	our cash flow per unit (defined below) compared to our 2014 budget, as revised;

2.	our Distribution Coverage Ratio (defined below) as compared to our 2014 budget, as revised; and

c)	Total Unitholder Return/Relative Unitholder Return – The Committee selects a peer group for purposes of evaluating the Company’s relative and total unitholder return that utilizes the compensation benchmarking peer group on page 19 and the S&P 500 E&P Index as well as a peer group of master limited partnerships and index that is currently composed of:

1.	Breitburn Energy Partners LP

2.	Eagle Rock Energy Partners, L.P.

3.	EV Energy Partners, L.P.

4.	Legacy Reserves LP

5.	Memorial Production Partners LP

6.	Vanguard Natural Resources, LLC

7.	Alerian MLP Index

This second group reflects management’s and the Committee’s view that this group of master limited partnerships and index have historically been the peer group we believe analysts and investors follow most closely when comparing our total return. Using this group in addition to our compensation benchmarking peer group allows us to compare ourselves to our peers both in the upstream master limited partnerships space and also against other similarly situated master limited partnerships through the Alerian MLP Index to reflect our relative size versus other upstream master limited partnerships. We use a different set of peer companies for our 2014 performance unit awards (please see page 28).

For purposes of determining performance relative to executive compensation, we define cash flow per unit as our net cash provided by operating activities plus discretionary adjustments considered by the LINN Board (other than discretionary reductions for a portion of oil and natural gas development costs) divided by the number of units outstanding. We define Distribution Coverage Ratio as net cash provided by operating activities plus discretionary adjustments considered by the LINN Board divided by total distributions to unitholders.

In setting the measures in January 2014, the Committee determined that the measures above should be weighted equally because the Committee believed that each was a factor important to the Company’s overall performance and none should be given more importance or weight than the others. See “Actual Results” below for how the Committee actually considered the objectives.

Qualitative Strategic Pathways

The other 35% of the EICP award opportunity was based on our achievement of or progress made on the following qualitative strategic pathways, which were recommended by management and reviewed by the Committee in January 2014:

a)	Operations Excellence;

b)	Accounting/Integration Goals;

c)	Acquisitions Excellence;

d)	Culture – People Development and Growth; and

e)	Access to Capital/Optimizing Capital Structure.

Actual Results

Upon completion of the fiscal year, the Committee reviewed and assessed our performance for each quantitative measure described above relative to our original budget, and as revised throughout the year (other than unitholder return) and made a subjective determination with respect to the Company’s achievement as compared to those metrics.

Results for 2014 were as follows:

	Revised Budget Target*		Revised Budget Range*		2014 Estimated Performance as of January 2015 (1)
Operations
Volumes (MMcfe/day)	1,220		1,129-1,313		1,210
Total Cash Costs (Lease Operating Expenses and General and Administrative Expenses) (in millions)	$1,012		$961-$1,064		$1,045
Cash Costs per Mcfe (Lease Operating Expenses and General and Administrative Expenses) ($/Mcfe)	$2.27		$2.10-$2.44		$2.36
Ability to Pay Distributions
Cash Flow/Unit	$4.67		$3.88-$5.08		$5.42
Distribution Coverage Ratio	0.99	x	.91x-1.06	x	1.01	x

*	Budget targets and ranges were updated throughout the year to reflect acquisitions and divestitures.
(1)	The Committee based its decisions on estimates of 2014 performance available at the January 2015 Committee Meeting. Actual final results were released in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s Earnings Release, filed on Current Report on Form 8-K, each filed on February 19, 2015.

In reviewing the quantitative measures, the Committee focused on:

Operations:

1)	We were on target for production volumes;

2)	Our costs were within our budgeted range, though slightly higher than target due to higher natural gas prices affecting steam generation costs in California, as well as certain Berry integration costs affecting G&A;

Ability to Pay:

1)	We exceeded our revised budget targets in cash flow per unit by approximately 16%;

2)	We ended 2014 with an estimated distribution coverage ratio of 1.01x;

Relative Unitholder Return:

1)	Our total unitholder return was negative for 2014 and the three-year period ending in 2014 and we were in the bottom quartile of our peer group for relative unitholder return in both of these periods; and

2)	Concurrent with dramatic declines in commodity prices, our unit price declined significantly during the last quarter of 2014.

The Committee then reviewed our performance relative to the qualitative strategic pathways and determined the following with respect to those objectives:

Objective	Outstanding Results

Consistent Operational Results and Execution

•     Our maintenance of a safe and environmentally sound operation

•     Our meeting volume goals while focused on cost savings and base optimization efforts, which are reducing decline rates and improving returns

•     Our successful transition of divested assets and integration of acquired assets and the successful integration of Berry

✓

Accounting/Integration Goals

•     Our migration of Berry’s financial systems into LINN systems and our continued ability to report and disclose financial information regarding Berry in SEC filings

•     We had no accounting significant deficiencies or material weaknesses noted

✓

Acquisitions Excellence

•     Our continued leadership in mergers and acquisition, through:

•     Our strategic initiative to exchange or sell our horizontal Wolfcamp position in the Permian Basin, which we did through two property trades with Exxon Mobil Corporation and a sale of our Wolfberry positions in Ector and Midland counties in the Permian Basin

•     Our divestiture of assets in the Granite Wash and Cleveland plays located in the Texas Panhandle and western Oklahoma

•     Our acquisition of assets from Devon Energy Corporation and Pioneer Natural Resources Company

•     Our continued evaluation of our assets for like kind exchanges, joint ventures or farm-outs to further develop our assets

✓

Culture – People Development and Growth

•     Our continued support of employees, ongoing operations and organizational growth while consistently focusing on our values

•     Our reinforcement of our commitment to the communities we operate in through charitable giving and active community participation

✓

Access to Capital/Optimizing Capital Structure

•     Our continued access to the capital markets to finance growth and preserve liquidity while optimizing our capital structure, through bank lending, public debt issuances, maintenance of positive relationships with rating agencies and investor presentations

•     Our facilitation of major business development initiatives through sufficient access to capital, our portfolio optimization and innovative “DrillCo” and “AcquisitionCo” structures

✓

Relative Unitholder Return. Historically, the Committee has used total unitholder return relative to a group of peers as a performance measure in the EICP. The Committee removed total unitholder return as a performance measure in the EICP with our implementation of performance units, as described beginning on page 27. However, for 2014 EICP awards, the Committee took total unitholder return into account since performance units awarded in January 2014 will not become eligible for payment until early 2016. The Company ranked in the bottom quartile in total unitholder return in 2014 compared to both our compensation benchmarking peer group and the upstream master limited partnership/index peers described earlier over the last one and three year periods.

In addition to reviewing the results of the quantitative and qualitative measures with a focus on the above mentioned factors and considering the objectives of the Company’s compensation program, the Committee used the following scores and weighting, along with it business judgment and experience, and determined that an overall award of 115% of each Named Officer’s EICP award target was appropriate:

	Score	Weighting
Operations	1.05x	32.5%
Volumes (MMcfe/day)
Total Cash Costs (Lease Operating Expenses and General and Administrative Expenses) (in millions)
Cash Costs per Mcfe (Lease Operating Expenses and General and Administrative Expenses) ($/Mcfe)
Ability to Pay Distributions	1.25x	32.5%
Cash Flow/Unit
Distribution Coverage Ratio
Quantitative Subtotal Score	1.15x	65.0%
Strategic Pathways	1.75x	35.0%
Total Score	1.36x
Adjustment for Total Unitholder Return	(0.26x-0.21x)
Adjusted Total Score	1.10x-1.15x

On the Operations targets, we were within range of our target volumes despite challenges in 2014. On our Ability to Pay Distributions targets, we exceeded both our targets and achieved an estimated 1.01x coverage ratio for the year. On our Strategic Pathways, we executed on our transformational strategy. See pages 24-25 for further explanation of our actual results versus our goals. As a result of the Company’s total unitholder return performance, the Committee determined that a downward adjustment in the award level was appropriate.

Generally, the Committee believes that the Company’s performance is a reflection of executive officer performance in total. The Committee may, however, apply discretion upward or downward to reflect individual performance. For 2014, the Committee did not make any differentiation in EICP awards due to individual performance; thus each Named Officer received approximately 115% of his or her EICP award target. As an example, Mr. Rockov, whose EICP award target was 90% of his base salary, received an award of approximately 103.5% of his base salary.

Long-Term Incentive Compensation

Our LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and other employees to increase their stake in our company through grants of our units based on a three-year vesting period. Long-term incentive awards benefit the Company by:

•	enhancing the link between the creation of unitholder value and long-term executive incentive compensation;

•	maintaining significant forfeitable equity stakes among executives thereby fostering retention; and

•	maintaining competitive levels of total compensation.

LTIP awards are typically made in January and have been intended primarily as forward-looking long-term incentives. In determining the size of the awards generally, the Committee uses peer data as a guide and targets the total value of each grant such that each Named Officer’s LTIP award, when combined with base salary and EICP award, would place the executives’ total direct compensation between the median and 75th percentile of similarly situated executives in our compensation benchmarking peer group, depending on Company performance; however, the Committee also considers our performance in the prior year in determining the ultimate size of the award. The Committee always has discretion to award above the 75th percentile in years where it determines that exceptional performance is achieved and below the median of the peer group in years of poor performance or when economic conditions dictate.

In determining individual unit awards in January 2014, the Committee considered the industry market data, our performance for the previous year (including our prevailing unit price), its subjective evaluation of the individual performances of each Named Officer, the relative responsibilities of each Named Officer role, and how each Named Officer contributed to our achievement of quantitative and qualitative performance measures.

In 2014, the Committee granted all of its awards to Named Officers as restricted units and performance units (except for Mr. McNeil, who only received restricted units). The Committee believes that granting restricted units and performance units results in a simple, straightforward LTIP program and closely aligns the Company with how other exploration and production corporations and master limited partnerships are currently using long-term incentive awards. For example, due to the significant decline in our unit price, our NEOs, who are required by our Ownership Guidelines to own 3x to 5x their base salary in units, have endured the same decline in equity value as our unitholders. Because our Named Officers receive distributions on vested and unvested units at the same rate as all our unitholders, the Committee believes that restricted units and performance units closely align management’s interests with those of our unitholders, by providing incentive to maintain the strength of our distributions.

Restricted Unit Awards

For our Named Officers, other than Mr. McNeil, our Executive Restricted Unit Grant Agreement provides for vesting in equal installments over three years and provides that upon termination of employment with us (a) by the Company other than for Cause, (b) by the officer with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), all restrictions lapse and the grant immediately vests in full. Additionally, and for Mr. McNeil’s awards, in the event of a change of control, restricted unit awards vest automatically and immediately in full upon the change of control.

Participants, including Named Officers, who receive restricted unit grants under the LTIP receive monthly distributions on all the units awarded (whether vested or unvested), with the units being retained in our transfer agent’s custody and subject to restrictions on sale or transfer until vested. The Committee does not include amounts received from monthly cash distributions in its calculations of total direct compensation for comparison to our compensation benchmarking peer group.

Performance Unit Awards

In 2014, the Committee implemented a new Performance Unit program that was intended to replace 25% of the annual restricted unit award. Our Executive Performance Unit Grant Agreement provides for a target number of units that will vest after a predetermined period of time based on the Company’s relative unitholder return against a performance peer group of comparably sized energy industry master limited partnerships. The initial 2014 award to our Named Officers, other than Mr. McNeil, who did not receive a performance unit award in 2014, vests 50% after two years and 50% three years from the award date. On such vesting dates, the number of units that are actually issued will increase or decrease by a multiplier, which is based on the relative total unitholder return of the Company’s units relative to the returns of peer company equity. The ranking is determined by comparing the change in the trading price of the Company’s units during such vesting period plus any distributions during such vesting period against our peers’ change in the trading price of their equity during such vesting period plus any distributions, during the same vesting period. If our performance is not sufficient over these periods of time, then our applicable NEOs could lose the entire value of this grant.

Performance unit awards for 2014 used a group of 20 master limited partnerships as the performance peer group (which is subject to update annually by the Committee). This group was chosen in January 2014 due to the Committee’s determination that it most appropriately reflected the Company’s competitors for investor dollars. Selecting an appropriate peer group is challenging because the Company 1) is substantially larger than the other upstream master limited partnerships and 2) is in a different line of business than the midstream master limited partnerships.

The following chart shows the companies that compose the peer group used to determine performance for the 2014 performance unit awards:

Company Name
Midstream Master Limited Partnerships
Plains All American Pipeline, L.P.
Magellan Midstream Partners, L.P.
Spectra Energy Partners, LP
ONEOK Partners, L.P.
Access Midstream Partners, L.P.*
MarkWest Energy Partners, L.P.
Enbridge Energy Partners, L.P.
Buckeye Partners, L.P.
El Paso Pipeline Partners, L.P.
Sunoco Logistics Partners L.P.
Western Gas Partners, L.P.
Targa Resource Partners LP
Regency Energy Partners LP
Boardwalk Pipeline Partners, LP
Genesis Energy, L.P.

Upstream Master Limited Partnerships
Breitburn Energy Partners LP
Vanguard Natural Resources, LLC
EV Energy Partners, L.P.
Legacy Reserves LP
QR Energy, LP*

*	No longer publicly traded

The table below describes the payout multipliers (as a percent of the awarded units) associated with LINN’s unitholder return rank within the performance peer group.

Performance Ranking	Multiplier
90th percentile or above	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100% (Target)
40th percentile	75%
30th percentile	50%
Below 30th percentile	0%

Based on the company’s total unitholder return ranking below the 30th percentile of the performance peers through December 31, 2014, the 2014 awarded performance units were on track to have no value.

In January 2015 the Committee and management reviewed a peer group analysis provided by the Committee’s independent consultant. The analysis indicated that LINN units had stronger unitholder return correlations in the current environment with other upstream exploration and production companies than they did with the 2014 performance peers, who largely represent the midstream transportation industry segment. As a result, the Committee approved a new performance peer group of 15 companies for the 2015- 2017 performance period that included the upstream master limited partnerships from the 2014 performance peer group, supplemented with other publicly traded upstream companies. The 2014 performance peer group will remain in place for the 2014-2016 performance period.

The Executive Performance Unit Grant Agreement provides that upon termination of employment with us (a) by the Company other than for Cause or (b) by the officer with Good Reason (as those terms are defined in the Executive’s employment agreement and described below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant vests on the originally scheduled vesting date at the performance level multiplier applicable on that date. If employment terminates by reason of death or Disability (as those terms are defined in the Executive’s employment agreement and described below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant immediately vests at the target level. Additionally, in the event of a change of control, the grant vests on the change of control date with the multiplier determined as if the vesting period ended on the change of control date instead of the originally scheduled date.

Performance unit recipients will not receive distributions on awarded units during the performance period. Recipients will instead receive additional performance units in an amount equal to the value of such cash distribution divided by the fair market value of a unit on the record date for such distribution and such increased amount of units shall be deemed the target performance units.

Option Awards

Options, when awarded, are awarded at the NASDAQ closing price of our units on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of our units on the grant date, nor has it granted options which are priced on a date other than the grant date and it does not reprice options after issuance.

Other than the special incentive options awarded in October 2012 to recognize and reward the creativity and effort involved in the success of the IPO of LinnCo, Named Officer options granted by the Committee generally vest in equal installments over the first three years of the ten-year option term, with the vesting date scheduled in January of each year. Upon termination of the Named Officer’s employment with us (a) other than by the Company for Cause, (b) by the grantee with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the option grant automatically and immediately vests in full. Prior to the exercise of a unit option, the holder has no rights as a unitholder with respect to the units subject to such unit option, including voting rights or the right to receive distributions.

CEO Realizable Compensation

The CEO’s awarded compensation in 2014 aligned strongly with both the positive operating and strategic performance measured in the EICP and the unitholder return performance recognized in the LTIP awards. As of December 31, 2014, the CEO’s 2014 realizable compensation was 59% lower than his intended target compensation opportunity (see below chart).

Realizable compensation includes salary paid, the EICP award earned for 2014 performance, the current fair value of restricted and performance units based on the closing price of LINE units on December 31, 2014, and the relative performance factor (0%) that applied to awarded performance units as of December 31, 2014.

Unit Ownership Guidelines

In August 2009, the Committee adopted minimum unit ownership guidelines for our executive officers and non-employee directors. Each of our Named Officers is required to own such number of units representing a value that is the multiple of his or her base salary listed below:

•	Chairman, President and Chief Executive Officer: 5 times base salary

•	Executive Vice Presidents: 4 times base salary

•	Senior Vice Presidents: 3 times base salary

Our non-employee directors are required to own units representing a value that is three times the annual cash retainer for non-employee directors. The calculation of the applicable number of units is determined as of the last day of the fiscal year based on the average high and low closing price of the Company’s units on the NASDAQ for the prior 12 months and salary or cash retainer in effect as of the last day of the year. Each of our Named Officers and non-employee directors is in compliance with these guidelines. The Committee has discretion to allow sufficient time to permit the Named Officer or director to regain compliance with these guidelines should he or she fall out of compliance due to fluctuating unit price. The Committee believes that continued unit ownership by executives and non-employee directors helps tighten the alignment among the interests of board members, executives, and unitholders and demonstrates the Named Officers’ and directors’ confidence in the Company.

Restrictions on Pledging and Derivative Transactions

Effective March 2015, the LINN Board approved certain amendments to the Company’s Policy on Trading in Securities which prohibit Named Officers and directors from pledging any Company securities as collateral for a loan. This policy also prohibits any kind of derivative transaction involving Company or LinnCo securities.

Other Benefits

Termination Arrangements and Change of Control Provisions

To attract and retain talented executives, the Committee currently provides change of control and/or severance benefits to our Named Officers through either the Company’s Change of Control Protection Plan (COC Plan) or an individual employment agreement. In 2014, with the promotion of Mr. McNeil, the Committee ceased providing, to newly named officers, individual employment agreements and eliminated the tax gross-up benefit to new executives who are subject to excise tax on severance benefits related to a change of control of the Company. Currently, Mr. McNeil is covered under the COC Plan. The Committee elected to “grandfather” the existing employment agreements with Messrs. Ellis, Rockov, Walker and Rottino, including the tax gross-up benefit.

The employment agreements and COC Plan are designed to meet the following objectives:

•	Change of Control. In certain scenarios, a merger or acquisition of the Company by another person may be in the best interests of our unitholders. We provide severance compensation to the Named Officers if such officer’s employment terminates following a change of control transaction to promote the ability of the officer to act in the best interests of our unitholders even though his or her employment could be terminated as a result of the transaction.

•	Termination without Cause. If we terminate the employment of certain executive officers “without cause” as defined in their applicable employment agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “LINN Potential Payments Upon Termination or Change of Control” below. We believe these payments are appropriate because the terminated officer is generally bound by confidentiality obligations for five years, and non-solicitation and non-compete provisions for one year after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the Company and its unitholders.

The employment agreements and COC Plan are described in more detail elsewhere in this Proxy Statement. Please read “Narrative Disclosure to the 2014 LINN Summary Compensation Table.”

Perquisites

We believe in a simple, straightforward compensation program and as such, Named Officers have not in the past been provided unique perquisites or other personal benefits. The Committee periodically reviews our charitable contributions, the use of aircraft, vehicles and potential perquisites that could result in personal benefits to our Named Officers. Other than as described below, consistent with the Committee’s general strategy, no perquisites or other personal benefits exceeded $10,000 for any of our Named Officers in 2014.

Private Aircraft

Other than our Chairman, President and CEO, Named Officers and employees are discouraged from personal use of company leased aircraft. In an effort to provide for maximum efficiency and security in his travel, the Committee elected to provide 35 hours of flight time on company paid private aircraft in 2014 to our Chairman, President and CEO, at an approximate value of $371,708. The Chairman, President & CEO has elected not to utilize any hours of flight time on company paid private aircraft in 2015.

Tax Preparation

In an effort to provide for consistent personal income tax treatment among our Named Officers, the Committee authorized reimbursement, in an amount up to $10,000 per year, for personal income tax preparation services for each of our Named Officers.

Retirement Savings Plan

All employees, including our Named Officers, may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Employees, including Named Officers, can contribute the maximum amount allowed by law. We currently make a matching contribution equal to 100% of the first 6% of eligible compensation contributed by the employee on a before-tax basis. As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Nondiscriminatory Health and Welfare Benefits

All eligible employees, including our Named Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Tax and Accounting Implications

Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the principal executive officer, the principal financial officer and the three additional most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. As part of its role, the Committee reviews and considers the deductibility of executive compensation; however, due to our status as a publicly traded partnership for tax purposes rather than a publicly held corporation, we believe that the provisions of Section 162(m) are inapplicable to us.

Code Section 280G and Code Section 4999. We consider the impact of Sections 280G and 4999 of the Code in determining our post-termination compensation, and provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our executive officer employment agreements, change of control plan and incentive plans, each to the extent they are subject to Section 409A, to be in compliance with Section 409A.

Accounting for Unit-Based Compensation. The Company recognizes expense for unit-based compensation over the requisite service period, in an amount equal to the fair value of unit-based payments granted.

2014 LINN SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid for the fiscal years ended December 31, 2012, 2013 and 2014 to LINN’s Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, the Named Officers). In this section and the sections entitled “2014 LINN Grants of Plan Based Awards,” “LINN Outstanding Equity Awards at December 31, 2014,” “2014 LINN Option Exercises and Units Vested,” “LINN Pension Benefits,” “LINN Non-Qualified Deferred Compensation” and “LINN Potential Payments Upon Termination or Change of Control,” the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries and references to the “Committee” or the “Compensation Committee” refer to LINN’s compensation committee of the LINN Board.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Unit Awards ($) (2)	(f) Option Awards ($) (2)	(g) Non-Equity Incentive Plan Compensation ($) (3)	(h) All Other Compensation ($) (4)	(i) Total ($) (5)
Mark E. Ellis Chairman, President and Chief Executive Officer	2014 2013 2012	900,000 850,000 775,000	— — —	7,586,711 5,245,218 5,080,407	— — 5,043,835	1,191,000 807,500 1,434,000	397,308 375,300 125,000	10,075,019 7,278,018 12,458,242
Kolja Rockov Executive Vice President and Chief Financial Officer	2014 2013 2012	500,000 475,000 430,000	— — —	2,917,945 2,017,398 2,032,170	— — 2,123,720	518,000 406,000 716,000	25,600 25,300 25,000	3,961,545 2,923,698 5,326,890
Arden L. Walker, Jr. Executive Vice President and Chief Operating Officer	2014 2013 2012	500,000 475,000 430,000	— — —	2,451,056 2,017,398 2,032,170	— — 2,123,720	518,000 406,000 716,000	25,600 25,300 25,000	3,494,656 2,923,698 5,326,890
David B. Rottino Executive Vice President, Business Development and Chief Accounting Officer	2014 2013 2012	470,000 425,000 390,000	— — —	2,334,361 1,210,451 1,219,317	— — 1,592,790	487,000 323,000 578,000	25,600 25,300 25,000	3,316,961 1,983,751 3,805,107
Jamin B. McNeil (1) Senior Vice President – Houston Division Operations	2014	375,000	—	922,551	—	324,000	25,600	1,647,151

(1)	Mr. McNeil has been an employee of the Company since June 2007. Mr. McNeil became classified as a Named Officer during 2014.
(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of awards granted under our LTIP, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2014, included in our Form 10-K. The value ultimately realized upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. The values in the “Unit Awards” column represent the grant date fair values for both restricted unit and performance unit awards. The performance unit awards are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date. For performance unit awards granted in 2014, if the maximum level of performance is achieved, the grant date fair value will be approximately $8,818,390 for Mr. Ellis, $3,391,663 for Mr. Rockov, $2,848,970 for Mr. Walker and $2,713,330 for Mr. Rottino. Mr. McNeil did not receive any performance unit awards in 2014.

(3)	The amounts in column (g) reflect the cash EICP awards approved by the Compensation Committee under our EICP for performance in 2012, 2013 and 2014. The 2012 amounts were not actually paid until February 2013, the 2013 amounts were not actually paid until February 2014 and the 2014 amounts were not actually paid until February 2015.
(4)	For each Named Officer, the amount shown in column (h) reflects (1) matching contributions allocated by us to each of our Named Officers pursuant to the Retirement Savings Plan (which is more fully described under the heading “-Other Benefits”) and (2) $10,000 paid by us for reimbursement of certain tax preparation expenses. Mr. Ellis’s 2012, 2013 and 2014 amounts also include approximately $100,000, $350,000 and $371,708, respectively, paid by LINN for personal usage of company-leased aircraft.
(5)	Distributions paid during 2014 on issued, but unvested restricted units pursuant to the equity awards are not shown in column (i) because the fair value shown in column (e) reflects the value of distributions. Distributions are paid to our Named Officers at the same rate as all unitholders, currently $1.25 per unit on an annualized basis. The distribution was previously $2.90 per unit on an annualized basis for 2012 through 2014. Distributions paid in 2012, 2013 and 2014 are shown below. Unvested performance units are not paid cash distributions. See pages 27-29 for an explanation of how distributions on unvested performance units are made.

Executive	2014 ($)	2013 ($)	2012 ($)
Mark E. Ellis	936,404	959,791	857,810
Kolja Rockov	361,717	365,674	319,989
Arden L. Walker, Jr.	334,990	355,372	287,477
David B. Rottino	249,711	223,527	197,708
Jamin B. McNeil	132,290

Narrative Disclosure to the 2014 LINN Summary Compensation Table

Mark E. Ellis, Chairman, President and Chief Executive Officer.

We entered into a First Amended and Restated Employment Agreement with Mr. Ellis, effective December 17, 2008, as amended effective January 1, 2010, that provides for an annual base salary not less than $600,000, subject to annual review and upward adjustment by the Compensation Committee. Mr. Ellis is entitled to receive incentive compensation payable at the discretion of the Compensation Committee. The Compensation Committee may set, in advance, an annual target bonus. Mr. Ellis is eligible for awards under the LTIP at the discretion of the Compensation Committee. Under the LTIP and the related grant agreements, Mr. Ellis receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $1.25 per unit on an annualized basis.

Mr. Ellis’s agreement contains certain confidentiality and non-compete obligations that restrict his ability to compete with our business for up to one year following his termination, unless the termination is without cause or for Good Reason and occurs within the six months before or two years after a Change of Control (as defined in the agreement).

Kolja Rockov, Executive Vice President and Chief Financial Officer.

We entered into a Third Amended and Restated Employment Agreement with Mr. Rockov, effective December 17, 2008, that provides for an annual base salary of not less than $285,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rockov’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer.

We entered into a First Amended and Restated Employment Agreement with Mr. Walker, effective December 17, 2008, and as amended on April 26, 2011, that provides for an annual base salary of $415,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Walker’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

David B. Rottino, Executive Vice President, Business Development and Chief Accounting Officer.

We entered into a Second Amended and Restated Employment Agreement with Mr. Rottino, effective December 17, 2008, that provides for an annual base salary of $235,000, subject to annual review and upward adjustment by the Compensation Committee. Other than the non-compete after termination obligations of Mr. Ellis’s employment agreement, the remaining terms governing Mr. Rottino’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

Jamin B. McNeil, Senior Vice President – Houston Division Operations.

The Compensation Committee has eliminated the use of employment contracts for newly hired or promoted executive officers. Mr. McNeil is thus employed by the Company on an at-will basis and is only subject to our Change of Control Protection Plan, dated as of April 25, 2009, which is applicable to all employees.

Please read “Quantification of Payments on Termination” beginning on page 43 for a summary of the compensation upon termination provisions of each Named Officer’s employment agreement or change of control arrangements.

2014 LINN GRANTS OF PLAN BASED AWARDS

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Grant Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($) (2)	Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit and Option Awards ($) (4)
			Target (#)	Maximum (#)
Mark E. Ellis	01/23/2014	1,035,000	52,726	105,452	158,177	7,586,711
Kolja Rockov	01/23/2014	450,000	20,279	40,558	60,837	2,917,945
Arden L. Walker, Jr.	01/23/2014	450,000	17,034	34,068	51,103	2,451,056
David B. Rottino	01/23/2014	423,000	16,223	32,446	48,670	2,334,361
Jamin B. McNeil	01/23/2014	281,250	—	—	27,580	922,551

(1)	In each case, the grant date is the same as the date of committee approval. The Compensation Committee also approved the following restricted unit grants and performance units to our Named Officers on January 26, 2015:

Executive	Restricted Unit Awards	Performance Unit Awards
Mark E. Ellis	369,980	123,330
Kolja Rockov	128,070	42,690
Arden L. Walker, Jr.	128,070	42,690
David B. Rottino	128,070	42,690
Jamin B. McNeil	48,385	16,130

(2)	In January 2014, the Compensation Committee set EICP targets for 2014 as a percentage of base salary. The Compensation Committee has discretion to adjust the actual award above or below the target, but in no event is the payment more than 200% of target. The amount shown represents the payout at target; the actual awards for 2014 (awarded on January 26, 2015) are shown in column (g) of the Summary Compensation Table.
(3)	See pages 27-29 for an explanation of how future payouts of performance units are structured.
(4)	The amounts shown in column (g) represent the grant date fair value for each award under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2014, included in our Form 10-K.

LINN OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

Name	Option Awards				Unit Awards
	Number of Units Underlying Unexercised Options Exercisable (#)	Number of Units Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Units That Have Not Vested (#)	Market Value of Unvested Units ($) (2)
Mark E. Ellis (3)	50,000	—	32.18	12/18/2016
Mark E. Ellis (3)	50,000	—	23.61	12/18/2017
Mark E. Ellis (3)	125,000	—	21.70	1/29/2018
Mark E. Ellis (3)	135,765	—	15.95	2/4/2019
Mark E. Ellis (7)	—	950,000	40.01	10/11/2019
Mark E. Ellis (4)					45,425	460,155
Mark E. Ellis (5)					118,656	1,201,985
Mark E. Ellis (6)					158,177	1,602,333
Kolja Rockov (3)	111,250	—	21.00	1/19/2016
Kolja Rockov (3)	85,000	—	27.94	12/6/2016
Kolja Rockov (3)	83,350	—	21.70	1/29/2018
Kolja Rockov (3)	88,625	—	15.95	2/4/2019
Kolja Rockov (7)	—	400,000	40.01	10/11/2019
Kolja Rockov (4)					18,169	184,052
Kolja Rockov (5)					45,636	462,293
Kolja Rockov (6)					60,837	616,279
Arden L. Walker, Jr. (3)	50,000	—	33.00	2/5/2017
Arden L. Walker, Jr. (3)	45,850	—	21.70	1/29/2018
Arden L. Walker, Jr. (3)	57,700	—	15.95	2/4/2019
Arden L. Walker, Jr. (7)	—	400,000	40.01	10/11/2019
Arden L. Walker, Jr. (4)					18,169	184,052
Arden L. Walker, Jr. (5)					45,636	462,293
Arden L. Walker, Jr. (6)					51,103	517,673
David B. Rottino (3)	50,000	—	24.29	6/9/2018
David B. Rottino (3)	42,240	—	15.95	2/4/2019
David B. Rottino (7)	—	300,000	40.01	10/11/2019
David B. Rottino (4)					10,901	110,427
David B. Rottino (5)					27,382	277,380
David B. Rottino (6)					48,670	493,027
Jamin B. McNeil (3)	15,000	—	34.20	6/19/2017
Jamin B. McNeil (3)	7,500	—	20.46	2/5/2018
Jamin B. McNeil (7)		150,000	40.01	10/11/2019
Jamin B. McNeil (4)					6,020	60,983
Jamin B. McNeil (5)					12,642	128,063
Jamin B. McNeil (6)					27,580	279,385

(1)	Except as otherwise indicated, options expire ten years from date of grant.
(2)	Based on the closing sales price of our units on December 31, 2014 of $10.13.
(3)	These unit options are fully vested as of the date of this Proxy Statement.
(4)	These restricted unit awards vest in three equal installments on January 26, 2013, 2014 and 2015.
(5)	These restricted unit awards vest in three equal installments on January 19, 2014, 2015 and 2016.
(6)	These restricted unit awards vest in three equal installments on January 23, 2015, 2016 and 2017.
(7)	These unit options vest in full on January 19, 2016, and expire seven years from the date of grant.

As there is no threshold performance level for the 2014 performance unit awards, such awards are not included in the table above. The target level for these awards is 52,726 for Mr. Ellis, 20,279 for Mr. Rockov, 17,034 for Mr. Walker and 16,223 for Mr. Rottino. Mr. McNeil had no performance-based awards in 2014.

2014 LINN OPTION EXERCISES AND UNITS VESTED

	Option Awards		Unit Awards
(a) Name	(b) Number of Units Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Units Acquired on Vesting (#)	(e) Value Realized on Vesting ($) (1)
Mark E. Ellis (2)	—	—	166,927	5,438,488
Kolja Rockov (3)	—	—	62,307	2,028,809
Arden L. Walker, Jr. (4)	—	—	58,754	1,911,595
David B. Rottino (5)	—	—	38,806	1,264,190
Jamin B. McNeil (6)	—	—	20,233	659,557

(1)	The value realized represents the total fair market value of the shares on unit vesting date reported as earned compensation during 2014.
(2)	Mr. Ellis vested and sold 64,688 units to satisfy statutory federal payroll tax withholding requirements.
(3)	Mr. Rockov vested and sold 21,430 units to satisfy statutory federal payroll tax withholding requirements.
(4)	Mr. Walker vested and sold 19,933 units to satisfy statutory federal payroll tax withholding requirements.
(5)	Mr. Rottino vested and sold 11,721 units to satisfy statutory federal payroll tax withholding requirements.
(6)	Mr. McNeil vested and sold 5,563 units to satisfy statutory federal payroll tax withholding requirements.

LINN PENSION BENEFITS

We do not provide pension benefits for our Named Officers or other employees. Retirement benefits are provided through the Retirement Savings Plan, as discussed previously.

LINN NON-QUALIFIED DEFERRED COMPENSATION

We do not have a non-qualified deferred compensation plan. The Retirement Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (Code).

LINN POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination For Any Reason

Under each of our Named Officer’s employment agreement (other than Mr. McNeil who does not have an employment agreement), regardless of the manner in which his or her employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•	earned, but unpaid base salary;

•	unused vacation pay;

•	amounts contributed and vested through our Retirement Savings Plan;

•	any other amounts that may be reimbursable by us to the Named Officer under his or her employment agreement; and

•	any payments or benefits required to be made or provided under applicable law

Payments Made Upon Termination Without Cause or for Good Reason

In addition to the payments described above, in the event of termination by us other than for “Cause” or termination by the executive for “Good Reason” except in the event of a change of control, each Named Officer’s employment agreement (other than Mr. McNeil who does not have an employment agreement) provides for severance payments equal to two times the Named Officer’s highest base salary in effect at any time during the 36 months prior to the date of the termination. Each Named Officer will also receive his earned, but unpaid EICP awards determined as follows:

(i) If such Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year, then such Named Officer will be deemed to have been awarded 100% of his target EICP award for that year; or

(ii) If such Named Officer was employed for the entire previous year and the Compensation Committee had already finally determined the EICP award for the preceding year by the date of termination, but it had not yet been paid, then such Named Officer will receive the actual amount of the EICP award; plus in either case an amount representing a pro-rata, deemed (assuming an award at 100% of his or her target) EICP award for the fiscal year in which the termination date occurs. We will also pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage after the expiration of the maximum required period under COBRA. The footnotes to the table below describe each Named Officer’s specific severance payments (other than Mr. McNeil who does not have an employment agreement entitling him to severance payments under these circumstances).

In addition, in the event of termination by us other than for “Cause” or termination by such Named Officer for “Good Reason,” (other than Mr. McNeil) all outstanding restricted unit and unit option awards will vest in full. Performance units continue to vest on the originally scheduled vesting date at the performance level multiplier applicable on that date.

We will have “Cause” to terminate such Named Officer’s employment under their employment agreement by reason of any of the following: a) his or her conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to us (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; b) his or her repeated intoxication by alcohol or drugs during the performance of his or her duties; c) his or her willful and intentional misuse of any of our funds; d) embezzlement by him or her; e) his or her willful and material misrepresentations or concealments on any written reports submitted to us; f) his or her willful and intentional material breach of his or her employment agreement; g) his or her willful and material failure to follow or comply with the reasonable and lawful written directives of the LINN Board; or h) conduct constituting a material breach of our then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, or (B) the Code of Ethics for Chief Executive Officer and Senior Financial Officers, if applicable, provided that in each case such Named Officer knew or should have known such conduct to be a breach.

“Good Reason” will mean any of the following to which a Named Officer with an employment agreement will not consent in writing: (i) a reduction in his or her then current base salary; (ii) failure by us to pay in full on a current basis (A) any of the compensation or benefits described in the Named Officer’s employment agreement (if applicable) that are due and owing, or (B) any amounts that are due and owing to such Named Officer under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of the Named Officer’s employment agreement (if applicable) by us; (iv) any material reduction in such Named Officer’s title, authority or responsibilities; or (v) in certain circumstances a relocation of such Named Officer’s primary place of employment to a location more than fifty (50) miles from our then current location in Houston, Texas.

If the Named Officer with an employment agreement is terminated for “Cause” or voluntarily terminates his or her employment without “Good Reason,” such Named Officer will receive only the amounts identified under “Payments Made Upon Termination For Any Reason.”

Payments Made Upon Death or Disability

In the event of the death or Disability (as defined below) of a Named Officer (other than Mr. McNeil who does not have an employment agreement), he or she will receive amounts earned (but unpaid) during his term of employment as described above. In addition, upon the death or Disability of a Named Officer, all outstanding restricted units and unit option awards will vest in full and performance units will vest at the target level. “Disability” means the earlier of (a) written determination by a physician selected by us and reasonably agreed to by such Named Officer that such Named Officer has been unable to perform substantially his or her usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “Disability” as such term is defined in our applicable long-term disability insurance plan.

Payments Made Upon a Termination Following a Change of Control

Our LTIP and the employment agreements with each Named Officer (other than Mr. McNeil who does not have an employment agreement) provide certain benefits if his or her employment is terminated by us without Cause (as defined above) or by the Named Officer for Good Reason (as defined above) during the period beginning six (6) months prior to a Change of Control and ending two (2) years following the Change of Control.

In addition to the earned benefits and amounts listed under the heading “Payments Made Upon Termination For Any Reason,” the Named Officer (other than Mr. McNeil who does not have an employment agreement) will receive:

•	a lump sum severance payment that ranges from two to three times the sum of such Named Officer’s base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination date, plus the highest EICP award that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control;

•	COBRA continuation coverage as described above upon a termination without “Cause” or for “Good Reason”;

•	his or her earned, but unpaid EICP award determined as described above upon a termination without “Cause” or for “Good Reason”;

•	an amount equal to the excise tax charged to such Named Officer as a result of the receipt of any change of control payments;

•	all restricted units and unit option awards held by such Named Officer will automatically vest and become exercisable; and

•	all performance units held by such Named Officer will automatically vest with the multiplier determined as if the vesting period ended on the date of the Change of Control instead of the originally scheduled date.

With respect to the definition of “Change of Control,” each of the Named Officers who have employment agreements is the same. “Change of Control” means the first to occur of:

1.	The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of LINN (the Outstanding Linn Energy Equity) or (B) the combined voting power of the then-outstanding voting securities of LINN entitled to vote generally in the election of directors (the Outstanding Linn Energy Voting Securities); provided, however, that, for purposes of this Section 1, the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from LINN, (2) any acquisition by LINN, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by LINN or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section (3)(A), Section (3)(B) or Section (3)(C) below;

2.	Any time at which individuals who, as of the date hereof, constitute the LINN Board (the Incumbent Board) cease for any reason to constitute at least a majority of the LINN Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by LINN’s unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

3.	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving LINN or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of LINN, or the acquisition of assets or equity interests of another entity by LINN or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns LINN or all or substantially all of LINN’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of LINN or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the LINN Board providing for such Business Combination; or

4.	Consummation of a complete liquidation or dissolution of LINN.

Payments Made Upon a Termination Following a Change of Control – Jamin B. McNeil

As noted, Mr. McNeil does not have an employment agreement with us. Our Change of Control Protection Plan (COC Plan), however, provides certain benefits if Mr. McNeil’s employment is terminated by us other than for “Cause” as defined in the COC Plan (which is substantively the same as the definition under our other Named Officers’ employment agreements), death or disability or by the Named Officer for “Good Reason” as defined in the COC Plan (which is substantively the same as the definition under our other Named Officers’ employment agreements) during the period ending two (2) years following a “Change of Control” as defined in the COC Plan (which is substantively the same as the definition under our other Named Officers’ employment agreements).

Mr. McNeil will receive:

•	a lump sum cash payment equal to 1.5 times his then current annual base salary plus 1.5 times his most recent EICP award immediately preceding the Change of Control;

•	payment of the Company’s portion of COBRA continuation coverage for 18 months; and

•	six months of outplacement services;

Additionally, Mr. McNeil’s awards under our LTIP will immediately and fully vest upon a “Change of Control” under the LTIP (which is substantively the same as the definition under our other Named Officers’ employment agreements).

Excise Taxes

If any benefits payable or otherwise provided under each Named Officer’s employment agreement (other than Mr. McNeil, who does not have an employment agreement) would be subject to the excise tax imposed by Section 4999 of the Code (Excise Tax), then we will provide for the payment of, or otherwise reimburse the executive for, an amount up to such Excise Tax and for Mr.  Ellis, any related taxes, fees or penalties thereon. The Compensation Committee has eliminated tax gross-ups for future officers.

Non-Competition Provisions

The non-competition provisions of the employment agreements of each of the Named Officers (other than Mr. McNeil who does not have an employment agreement) are described above in the section of the Proxy Statement titled “Narrative Disclosure to the 2014 LINN Summary Compensation Table.”

Quantification of Payments on Termination

The chart below reflects the amount of compensation to each of our Named Officers in the event of termination of such officer’s employment pursuant to his or her employment agreement and our LTIP. The amount of compensation payable to each Named Officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. Mr. McNeil does not have an employment agreement thus is not contractually entitled to any specific termination payments, other than as described below for a change of control. The amounts shown are calculated assuming that such termination was effective as of December 31, 2014, and thus include amounts earned through such time (other than amounts payable pursuant to our Retirement Savings Plan) and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Officer’s actual separation from us.

Name and Reason for Termination	Severance Pay ($)	Bonus ($) (5)	Health Benefits ($)	Early Vesting of Equity Awards ($) (a)	Estimated Tax Gross Up ($) (6)	Total ($)
Mark E. Ellis (1)
Without cause or good reason	1,800,000	1,035,000	45,640	3,264,473	—	6,145,113
Change of Control	7,002,000	1,035,000	68,460	3,264,473	—	11,369,933
Death or Disability	—	1,035,000	—	3,798,588	—	4,833,588
Kolja Rockov (2)
Without cause or good reason	1,000,000	450,000	45,286	1,262,624	—	2,757,910
Change of Control	3,040,000	450,000	56,607	1,262,624	—	4,809,231
Death or Disability	—	450,000	—	1,468,050	—	1,918,050
Arden L. Walker, Jr. (2)
Without cause or good reason	1,000,000	450,000	32,716	1,164,018	—	2,646,734
Change of Control	3,040,000	450,000	32,716	1,164,018	—	4,686,734
Death or Disability	—	450,000	—	1,336,572	—	1,786,572
David B. Rottino (3)
Without cause or good reason	940,000	423,000	45,286	880,834	—	2,289,120
Change of Control	2,096,000	423,000	45,286	880,834	—	3,445,120
Death or Disability	—	423,000	—	1,045,173	—	1,468,173
Jamin B. McNeil (4)
Without cause or good reason	—	—	—	—	—	—
Change of Control	840,375	—	33,964	468,431	—	1,342,770
Death or Disability	—	—	—	—	—	—

(a)	Closing price of units on December 31, 2014 was $10.13. Other than for Mr. McNeil, all restricted units and unit option awards under the LTIP fully vest upon termination without cause, good reason, death, disability or a change of control (as each is defined in the respective employment agreements). Mr. McNeil’s restricted units and unit option awards immediately and fully vest upon a change of control (as defined in the applicable award agreement).

Performance units provide that upon termination of employment with us (a) by the Company other than for Cause or (b) by the officer with Good Reason (as those terms are defined in the Executive’s employment agreement and described above under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant vests on the originally scheduled vesting date at the performance level multiplier applicable on that date. If employment terminates by reason of death or Disability (as those terms are defined in the Executive’s employment agreement and described above under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant immediately vests at the target level. Additionally, in the event of a change of control, the grant vests on the change of control date with the multiplier determined as if the vesting period ended on the change of control date instead of the originally scheduled date.

(1)	If Mr. Ellis’s employment is terminated without cause or by him for good reason, his employment agreement provides that, in addition to the amounts earned but unpaid, (1) he will receive a lump sum severance payment of two times his base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination (Severance Pay), (2) we will pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage for Mr. Ellis for up to six months after the expiration of the maximum required period under COBRA, and (3) all of Mr. Ellis’s granted but unvested awards under the LTIP shall immediately vest.

If Mr. Ellis is terminated without cause or by him for good reason during the period beginning six (6) months prior to a Change of Control and ending two (2) years following a Change of Control (COC Period), he is entitled to the same severance benefits described above, except that (1) the Severance Pay will be three times the sum of a) his highest base salary in effect at any time during the 36-month period immediately preceding termination (Highest Base Salary) and b) his highest annual EICP award in the 36 months prior to the change of control (Highest EICP Award) and (2) the period for continued coverage of medical benefits will be up to eighteen months after the expiration of the maximum period required by COBRA. Mr. Ellis will also receive a gross up of any Excise Tax (Excise Tax Gross Up) and of any Section 409A penalties and interest.

(2)	If either of Mr. Rockov or Mr. Walker is terminated without cause or by him for good reason, his employment agreement provides for severance benefits substantially similar to Mr. Ellis. If Mr. Rockov or Mr. Walker is terminated without cause or by him for good reason during the COC Period, each will be entitled to substantially the same benefits as Mr. Ellis except that 1) his Severance Pay is 2.5 times the sum of his Highest Base Salary and Highest EICP Award and 2) the period for continued coverage of medical benefits will be up to twelve months after the expiration of the maximum required period under COBRA. Mr. Rockov’s and Mr. Walker’s employment agreements include the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.
(3)	If Mr. Rottino is terminated without cause or by him for good reason, the employment agreement provides for severance benefits substantially similar to Mr. Ellis. If Mr. Rottino is terminated without cause or by him for good reason during the COC Period, he will be entitled to substantially the same benefits as Mr. Ellis, except (1) Severance Pay shall be two times the sum of his Highest Base Salary and Highest EICP Award and (2) the period for continued coverage of medical benefits will remain up to six months after the expiration of the maximum required period under COBRA. Mr. Rottino’s employment agreement includes the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.
(4)	Mr. McNeil is classified as a Managerial Participant under the Company’s Change of Control Protection Plan, dated April 25, 2009 (COC Plan), which applies to all employees of the Company. As such, if Mr. McNeil is terminated (i) other than for cause, death or disability or (ii) by him with good reason, within two years after the occurrence of a Change of Control (as defined in the COC Plan) transaction, Mr. McNeil is entitled to a lump sum payment equal to 1.5 times his current annual salary and his most recent annual bonus as well as payment for 18 months of the Company’s portion of Mr. McNeil’s COBRA continuation coverage and fees for six months of outplacement services.
(5)	The amounts listed under Bonus represent each Named Officer’s target EICP award for 2014, other than for Mr. McNeil. As described above under “-Payments Made Upon Termination Without Cause or for Good Reason,” if the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year (in the hypothetical case presented in the table above, on December 31, 2014), he or she would have received his or her target EICP award. The Compensation Committee determined actual EICP awards for 2014 performance on January 26, 2015; the actual awards for each Named Officer are identified in column (g) of the Summary Compensation Table, but are not reflected in the table above.
(6)	Using a hypothetical termination date of December 31, 2014, we determined that none of our Named Officers would have “excess parachute payments” as defined in Section 280G of the Code; thus none would be entitled to a tax gross up.

PROPOSAL THREE: RATIFICATION OF LINNCO’S INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee of the LinnCo Board (the LinnCo Audit Committee) has selected KPMG LLP to continue as LinnCo’s independent public accountant for 2015. KPMG LLP has served as LinnCo’s independent public accountant since 2012. The LinnCo Audit Committee has determined to submit KPMG LLP’s selection to shareholders for ratification. Shareholder ratification of the selection of KPMG LLP as independent public accountant for LinnCo for 2015 is not required by LinnCo’s limited liability company agreement. LinnCo is submitting the selection of KPMG LLP to shareholders for ratification as a matter of good corporate practice. If this selection of independent public accountant is not ratified by the affirmative vote of a majority of votes cast by holders of LinnCo common shares entitled to vote at a meeting at which a quorum is present, the LinnCo Audit Committee will reconsider its selection of independent public accountant. LinnCo has been advised that no member of KPMG LLP has any direct or material indirect financial interest in the company or, during the past three years, has had any connection with LinnCo in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for each of the years ended December 31, 2013 and 2014, and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for those years were $300,000.

Audit-Related Fees

KPMG LLP also received fees for services in connection with the acquisition of Berry Petroleum Company in 2013. These fees totaled approximately $825,000 and $67,000 for the years ended December 31, 2013 and 2014, respectively.

Tax Fees

LinnCo incurred no fees for the years ended December 31, 2013 and 2014 for tax-related services provided by KPMG LLP.

All Other Fees

LinnCo incurred no other fees for the years ended December 31, 2013 and 2014 for any other services provided by KPMG LLP.

Audit Committee Approval of Audit and Non-Audit Services

The LinnCo Audit Committee pre-approves all audit and non-audit services to be provided to LinnCo by its independent public accountant in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and may not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the LinnCo Audit Committee for pre-approval.

Required Vote

Under LinnCo’s limited liability company agreement, shareholder ratification of the selection of KPMG LLP as its independent public accountant for 2015 is not required. However, in the event it elects to submit such ratification for shareholder approval, as it has done here, this approval would require the affirmative vote of a majority of votes cast by holders of LinnCo common shares entitled to vote at a meeting at which a quorum is present. The required vote is based on the number of votes cast—not the number of outstanding shares. Your broker may vote in its discretion on this proposal. Broker non-votes and abstentions will not be included in the vote totals and therefore will not have an effect on the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR 2015.

In the event of a negative vote on such ratification, the LinnCo Audit Committee will reconsider its selection. Even if the selection is ratified, the LinnCo Audit Committee in its discretion may direct the appointment of a different independent public accountant at any time during the year if the LinnCo Audit Committee believes that such a change would be in the best interest of LinnCo and its shareholders.

DIRECTOR COMPENSATION

Officers or employees of LINN who also serve as LinnCo’s directors do not receive additional compensation. Each non-employee director of LinnCo, who is also a director of LINN, receives an annual cash retainer of $15,000 for services as a director of LinnCo. Non-employee directors who are only directors of LinnCo receive an annual cash retainer of $90,000, each paid in four quarterly installments. The LinnCo Audit Committee chair receives an additional $5,000 retainer paid in four quarterly installments. In addition, each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the LinnCo Board or committees thereof. Each director is indemnified by LinnCo for actions associated with being a director to the full extent provided under LinnCo’s limited liability company agreement.

2014 Director Summary Compensation Table

The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended December 31, 2014.

Name (1)	Fees Earned or Paid in Cash ($)
George A. Alcorn	3,750
Stephen J. Hadden	15,000
Terrence S. Jacobs (2)	100,000
Michael C. Linn	15,000
Joseph P. McCoy (3)	20,000
Linda M. Stephens	90,000

(1)	Mark E. Ellis, our Chairman, President and Chief Executive Officer, is not included in this table as he was an employee in 2014 and thus received no additional compensation for his service as director. Mr. Ellis’s compensation is shown in the LINN Summary Compensation Table above.
(2)	Mr. Jacobs’ fees also reflect his $10,000 payment as lead director of LinnCo.
(3)	Mr. McCoy’s fees also reflect his $5,000 payment as chairman of our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 23, 2015, the number of shares beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of shares; (ii) the current directors of the LinnCo Board; (iii) each LINN Named Officer; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage of Shares Beneficially Owned(3)
Linn Energy, LLC (1)		(1)	*
Mark E. Ellis (2)	—		*
Kolja Rockov (2)	—		*
Arden L. Walker, Jr. (2)	—		*
David B. Rottino (2)	—		*
Jamin B. McNeil	—		*
Stephen J. Hadden (2)	18,783		*
Terrence S. Jacobs (2)	—		*
Michael C. Linn (2)	—		*
Joseph P. McCoy (2)	—		*
Linda M. Stephens (2)	1,418		*
All executive officers and directors as a group (12 persons) (3)	20,201		*	%

*	Less than 1% of class based on 128,544,174 shares outstanding as of the Record Date.
(1)	LINN owned 100% of LinnCo’s sole voting share and no LinnCo common shares.
(2)	The address of each beneficial owner, unless otherwise noted, is c/o LinnCo, LLC, 600 Travis, Suite 5100, Houston, Texas 77002.
(3)	Percentage ownership of executive officer and directors is based on total shares outstanding as of the Record Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of the LinnCo Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our annual proxy statement. In addition, the LinnCo Audit Committee or LinnCo Board (if appropriate) reviews and approves or ratifies or disapproves any related party transaction that is required to be disclosed. In the course of its review of a disclosable related party transaction, consideration is given to:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Any director who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

LinnCo’s Relationship with Linn Energy, LLC

General. As of February 23, 2015, we owned approximately 38% of the outstanding LINN units. LINN controls our management and operations through its ownership of our sole voting share.

Omnibus Agreement. Concurrent with the closing of our initial public offering on October 17, 2012 (the IPO), we entered into an omnibus agreement with LINN pursuant to which LINN agreed to provide us with certain financial, legal, accounting, tax advisory, financial advisory and engineering services. LINN also agreed to pay on our behalf, or reimburse us for, any expenses incurred in connection with securing these services from third parties, as well as printing costs and other administrative and out-of-pocket expenses we incur, along with any other expenses we may have incurred in connection with the IPO or will incur in any future offering of our shares or as a result of being a publicly traded entity, including costs associated with annual, quarterly and other reports to our shareholders, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses and registrar and transfer agent fees. LINN also provides us with cash management services, including treasury services with respect to the payment of dividends and allocation of reserves for taxes. These cash management services are intended to optimize the use of our cash on hand and to reduce the likelihood of a change in the amount of any dividend paid to our shareholders across periods other than as a result of any change in the amount of distributions paid by LINN. In addition, LINN has agreed to indemnify us and our officers and directors for damages suffered or costs incurred (other than income taxes payable by us) in connection with carrying out our activities. Finally, LINN has granted us a license to utilize its trademarks.

Future Offerings. We will purchase from LINN a number of LINN units equal to or greater than the number of shares we sell in any future offering for an amount equal to or less than the net cash proceeds of such offering (after deducting underwriting discounts but before payment of other offering expenses) plus any properties or assets received by us in such offering. As a result, LINN will indirectly bear the cost of any underwriting discounts associated with future offerings of our common shares. In connection with the Berry acquisition, we amended our limited liability company agreement to give effect to certain changes relating to issuances of additional securities by us.

Contribution Agreement. On February 20, 2013, we entered into a contribution agreement, as amended on November 3, 2013 (as amended, the Contribution Agreement), with LINN with respect to the issuance of LINN units to us in connection with the contribution by us of all of the outstanding limited liability company interests in Linn Acquisition Company, LLC, the entity that acquired Berry, to LINN. The Contribution Agreement was consummated on December 16, 2013. Under the Contribution Agreement, at the end of calendar year 2015, we will work together with LINN in good faith to evaluate whether, in addition to any distribution to which we are entitled with respect to our LINN units, LINN will make one or more special distributions to us solely out of funds available to make “operating cash flow distributions” (as such term is defined in Treasury Regulations Section 1.707-4(b)(2)) to reasonably compensate us for the actual increase in tax liability to us, if any, resulting from the allocation of depreciation, depletion and amortization and other cost recovery deductions using the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), with respect to the assets acquired pursuant to the Contribution Agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership concerning our common units with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us and written representations that no other reports were filed, we believe that all filings required to be made under Section 16(a) during 2014 were timely made.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may propose matters to be presented at shareholders’ meetings, subject to the formal procedures that have been established under our limited liability company agreement. Additionally, shareholders may propose matters to be presented at LINN unitholders’ meetings and may make nominations of persons for election to the LINN Board, subject to the formal procedures that have been established under our limited liability company agreement and the limited liability company agreement of LINN.

Proposals for 2016 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of shareholders of our Company intended to be presented at the Annual Meeting of Shareholders to be held in 2016 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 11, 2015. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Nominations and Proposals for LINN’s 2016 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of unitholders of LINN intended to be presented at the Annual Meeting of Unitholders to be held in 2016 and included in LINN’s Proxy Statement and form of proxy relating to that meeting, must be received at LINN’s principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 11, 2015. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, the LinnCo Board shall cause LinnCo, in its capacity as a LINN unitholder, to deliver to the Secretary of LINN any nominations of persons for election to the LINN Board or proposals of business to be considered by LINN unitholders that are provided to LinnCo by a LinnCo shareholder. Such nomination or proposal must be made in accordance with the provisions of the limited liability company agreement of LINN and must be received by the LinnCo Board at least three business days prior to the deadline for providing notice of any such nomination or proposal pursuant to the limited liability company agreement of LINN.

Pursuant to Section 11.13 of LINN’s limited liability company agreement, only nominations and proposals of business made in accordance with the following procedures are eligible for consideration by LINN’s unitholders at an annual meeting of unitholders. Proposals may be made only (i) by or at the direction of the LINN Board or (ii) by any holder of units who is entitled to vote at the meeting, such as LinnCo, and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by LinnCo:

(i) LinnCo must have given timely notice thereof in writing to LINN’s Corporate Secretary;

(ii) such business must be a proper matter for unitholder action under LINN’s limited liability company agreement and the Delaware Act;

(iii) if LinnCo has provided LINN with a solicitation notice, LinnCo must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under LINN’s limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice; and

(iv) if no solicitation notice relating thereto has been timely provided, LinnCo must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

LINN’s limited liability company agreement provides that to be timely, LinnCo’s notice must be delivered to LINN’s Corporate Secretary at LINN’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which LINN first mailed its proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2016 Annual Meeting of Unitholders, LinnCo’s notice should be properly submitted to LINN’s Corporate Secretary at LINN’s principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 11, 2015, but not earlier than November 11, 2015. As such, a LinnCo shareholder’s nomination or proposal should be properly submitted to LinnCo’s Corporate Secretary at LinnCo’s principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 8, 2015, but not earlier than November 11, 2015.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

If a shareholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such shareholder.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as necessary to meet legal requirements.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that receives separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, Attn: Corporate Secretary. We will deliver, promptly upon written request to the Corporate Secretary, a separate copy of the 2014 Annual Report and this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.linnco.com, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (281) 840-4110 or write to Investor Relations, 600 Travis, Suite 5100, Houston, Texas 77002.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2015 ANNUAL MEETING

As of the date of this Proxy Statement, the LinnCo Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of shareholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Candice J. Wells
Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 10, 2015